EXHIBIT 10.16

HIGHLY CONFIDENTIAL

RECAPITALIZATION AGREEMENT

dated June 21, 2002

among

GENERAL ELECTRIC COMPANY,

GE INVESTMENTS, INC.

and

GLOBAL ACQUISITION COMPANY

i

Page
SECTION 5.24. Stockholders Agreement	33
SECTION 5.25. Frustration of Closing	33
SECTION 5.26. Other Transactions	33
ARTICLE VI
EMPLOYEE MATTERS
SECTION 6.01. Employee Matters	34
ARTICLE VII
TAX MATTERS
SECTION 7.01. Tax Matters Agreement	34
ARTICLE VIII
CONDITIONS TO CLOSING
SECTION 8.01. Conditions to Obligations of the GE Parties	34
SECTION 8.02. Conditions to Obligations of the Acquiror	35
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01. Termination	36
SECTION 9.02. Effect of Termination	36
SECTION 9.03. Extension; Waiver	36
ARTICLE X
INDEMNIFICATION
SECTION 10.01. Indemnification by the GE Parties	37
SECTION 10.02. Indemnification by the Acquiror	38
SECTION 10.03. Notification of Claims	38
SECTION 10.04. Exclusive Remedies	40
SECTION 10.05. Additional Indemnification Provisions	40
ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01. Survival	40
SECTION 11.02. Expenses	41
SECTION 11.03. Notices	41

EXHIBITS

Exhibit A	Definitions
Exhibit B	Employee Matters
Exhibit C	Equity Interests
Exhibit D	Material Subsidiaries
Exhibit E	Services Agreement Term Sheet
Exhibit F	Transaction Accounting Principles
Exhibit G	Subsidiary Shares
Exhibit H	Intellectual Property Agreement and License
Exhibit I	GE Monogram License Agreement
Exhibit J	Stockholders Agreement Term Sheet

v

          This RECAPITALIZATION AGREEMENT , dated June 21, 2002, is made among GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), GE INVESTMENTS, INC., a Nevada corporation and a subsidiary of GE (“GEII,” and, together with GE, the “GE Parties”), and GLOBAL ACQUISITION COMPANY, a Delaware corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

          A.     RMS Electronic Commerce Systems, Inc. (“RMS”) is a Delaware corporation and, at the time of the Closing, will be a wholly-owned subsidiary of GEII. GE Information Services, Inc. (the “Company”) is a Delaware corporation and, on the date hereof, is a wholly-owned subsidiary of GEII and is engaged in the business of providing electronic commerce products and related services to industrial, commercial and other customers. As of the Closing, the Company will be a wholly-owned subsidiary of RMS.

          B.     The parties to this Agreement are entering into an agreement with respect to tax matters (the “Tax Matters Agreement”) on the date of this Agreement.

          C.     The parties to this Agreement wish to effect certain purchase, sale and recapitalization transactions, on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

          SECTION 2.01. Purchase, Sale and Recapitalization Transactions. At the Closing, (a) GEII shall sell, convey, assign, transfer and deliver to the Acquiror and the Acquiror shall purchase, acquire and accept an amount of the RMS Shares of equivalent value to and in exchange for the RMS Share Purchase Price, (b) GE, GEII and the Acquiror shall cause RMS to consummate the Debt Financing or, in the event that GE has exercised its option under Section 5.21(c) or (d), the GE Financing, (c) RMS shall redeem and cancel an amount of the RMS Shares owned by GEII in exchange for the RMS Redemption Consideration, such that following consummation of the transactions set forth in clauses (a), (b) and (c) of this Section 2.01, GEII shall own 10% of the RMS Shares then outstanding and Acquiror shall have acquired by purchase and own 90% of the RMS Shares then outstanding.

          SECTION 2.02. Closing. On the fifth Business Day following the satisfaction of the conditions set forth in Sections 8.01(b) and 8.02(b), or on such other date as the GE Parties and the Acquiror may mutually agree in writing, and in either case, provided that the other conditions to closing specified in Sections 8.01 and 8.02 are then satisfied, or if permissible, have been waived, the purchase, sale and recapitalization of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, or such other place as the GE Parties and the Acquiror may otherwise agree in writing, the date on which the Closing takes place being the “Closing Date.”

          SECTION 2.03. RMS Share Purchase Price; RMS Redemption Consideration. (a) The “RMS Share Purchase Price” shall be an amount in cash equal to $800,000,000, less (i) the RMS Redemption Consideration, and less (ii) the GE Ownership Value.

          (b)     The “RMS Redemption Consideration” shall be an amount in cash equal to the Debt Financing or, if applicable, the GE Financing.

          (c)     The RMS Share Purchase Price shall be subject to the Closing Adjustment and the Post-Closing Adjustment as set forth in Sections 2.04 and 2.09, respectively.

          SECTION 2.04. Closing Adjustment. (a) The “Closing Adjustment” shall be the amount specified in the Closing Notice and shall be equal to the amount of Working Capital set forth in the Statement of Estimated Closing Working Capital less the amount of Working Capital set forth in the Reference Statement of Working Capital. If the Closing Adjustment is a positive amount, then the RMS Share Purchase Price paid by the Acquiror as directed by the GE Parties at Closing shall be increased by the Closing Adjustment. If the Closing Adjustment is a negative amount, then the RMS Share Purchase Price paid by the Acquiror as directed by the GE Parties at Closing shall be reduced by the Closing Adjustment.

          (b)     Not less than five Business Days prior to the anticipated Closing Date, the GE Parties shall provide the Acquiror with a preliminary estimated statement of Working Capital as of the Closing Date (the “Statement of Estimated Closing Working Capital”), which shall be accompanied by a notice (the “Closing Notice”) that sets forth (i) the GE Parties’ determination of the Closing Adjustment, the RMS Share Purchase Price and the RMS Redemption Consideration and (ii) the accounts to which the Acquiror shall transfer funds pursuant to Section 2.06.

          (c)     The Statement of Estimated Closing Working Capital shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Working Capital (except that the Statement of Estimated Closing Working Capital shall include cash and Cash Equivalents in Current Assets not to be in excess of $15,000,000) and shall otherwise contain the same line items as the Reference Statement of Working Capital.

          SECTION 2.05. Closing Deliveries by GEII. At the Closing, the GE Parties shall deliver or cause to be delivered to the Acquiror:

(a) the stock certificates evidencing the number of RMS Shares sold, conveyed, assigned, transferred and delivered pursuant to Section 2.01(a), duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any required stock transfer stamps;

(b) a receipt for the RMS Share Purchase Price;

(c) a true and complete copy, certified by the Secretaries or the Assistant Secretaries of the GE Parties, of the resolutions duly and validly adopted by the Board of Directors of each of the GE Parties evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which any GE Party is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(d) the Services Agreement and other documents required to be delivered pursuant to Section 8.02; and

(e) such other documents and instruments reasonably requested by the Acquiror to consummate the transactions contemplated hereby including, without limitation, the Debt Financing, the GE Financing or the RMS Share Redemption.

          SECTION 2.06. Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver or cause to be delivered to the GE Parties:

          (a)     the RMS Share Purchase Price and the RMS Redemption Consideration, as specified in the Closing Notice, by wire transfer in immediately available funds, to an account or accounts as directed by the GE Parties in the Closing Notice;

          (b)     a receipt for the number of RMS Shares purchased pursuant to Section 2.01(a);

          (c)     a true and complete copy, certified by the Secretary or the Assistant Secretary of the Acquiror, of the resolutions duly and validly adopted by the Board of Directors of the Acquiror evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Acquiror is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

          (d)     the Services Agreement and other documents required to be delivered pursuant to Section 8.01; and

          (e)     such other documents and instruments reasonably requested by the GE Parties to consummate the transactions contemplated hereby including, without limitation, the Debt Financing, the GE Financing or the RMS Share Redemption.

          SECTION 2.07. Post-Closing Statements. (a) Within 60 Business Days after the Closing Date, the Acquiror shall prepare and deliver to the GE Parties a statement of Working Capital as of the Closing Date (the “Initial Working Capital Statement”). The Initial Working

Capital Statement (i) shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Working Capital and the Statement of Estimated Closing Working Capital and shall contain the same line items as the Reference Statement of Working Capital and (ii) shall be accompanied by a report of the Acquiror’s independent accountants on the Initial Working Capital Statement (the “Accountants’ Report”), which report shall set forth in reasonable detail the basis for such determination. In the event that the Acquiror does not deliver the Initial Working Capital Statement to the GE Parties within 60 Business Days after the Closing Date, then at the election of the GE Parties either (i) the GE Parties may prepare and present the Initial Working Capital Statement within an additional 60 Business Days or (ii) the Statement of Estimated Closing Working Capital shall become final and binding on the parties. If the GE Parties elect to prepare the Initial Working Capital Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.07 (other than those in Section 2.07(c)), and all references in Section 2.08, to the GE Parties and the Acquiror, respectively, shall be read, mutatis mutandis, as references to the Acquiror and the GE Parties, respectively. In connection with the Acquiror’s preparation of the Initial Working Capital Statement, to the extent the Acquiror does not have all relevant information in its possession, the Acquiror and its Representatives will be permitted to review the GE Parties’ working papers and the working papers of the GE Parties’ independent accountants relating to the Statement of Estimated Closing Working Capital, and the GE Parties shall make reasonably available the individuals in their employ, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Statement of Estimated Closing Working Capital in order to respond to the reasonable inquiries of the Acquiror; provided that the accountants of the GE Parties shall not be obliged to make any work papers available to the Acquiror unless and until the Acquiror has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

          (b)     During the 60 Business Days immediately following the GE Parties’ receipt of the Initial Working Capital Statement and the Accountants’ Report (the “Review Period”), the GE Parties and their Representatives will be permitted to review the Acquiror’s working papers and the working papers of the Acquiror’s independent accountants relating to the Initial Working Capital Statement and the Accountants’ Report, as well as all of the books, records and other relevant information relating to the operations and finances of the Company and its Subsidiaries with respect to the period up to and including the Closing Date, and the Acquiror shall make reasonably available the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Initial Working Capital Statement and the Accountants’ Report in order to respond to the reasonable inquiries of the GE Parties; provided that the accountants of the Acquiror shall not be obliged to make any work papers available to the GE Parties unless and until the GE Parties have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

          (c)     The Acquiror agrees that following the Closing through the date that the Final Working Capital Statement becomes final and binding, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Reference Statement of Working Capital or the Initial Working Capital Statement is based or on which the Final Working Capital Statement is to be based that are inconsistent with the past practice of the

Company (or the GE Parties with respect to the Company) or that would impede or delay the determination of the amount of Working Capital as of the Closing Date or the preparation of the Notice of Disagreement or the Final Working Capital Statement in the manner and utilizing the methods required by this Agreement; provided that this Section 2.07(c) shall not prohibit the Acquiror from modifying the accounting policies or procedures of the Company used for purposes other than the preparation of the financial statements required under this Agreement.

          SECTION 2.08. Reconciliation of Post-Closing Statements. (a) The GE Parties shall notify the Acquiror in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if the GE Parties disagree with the Initial Working Capital Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the GE Parties’ determination of the amount of Current Assets, Current Liabilities and Working Capital as of the Closing Date. If no Notice of Disagreement is received by the Acquiror prior to the expiration of the Review Period, then the Initial Working Capital Statement shall be deemed to have been accepted by the GE Parties and shall become final and binding upon the parties in accordance with Section 2.08(c).

          (b)     During the 30 Business Days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the GE Parties and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

          (c)     If at the end of the Consultation Period the GE Parties and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, the GE Parties and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Working Capital Statement marked to indicate those line items that are not in dispute) to (i) an independent certified public accounting firm in the United States of national recognition mutually acceptable to the GE Parties and the Acquiror (the “Independent Accounting Firm”) or (ii) if the GE Parties and the Acquiror are unable to agree upon such a firm within 10 Business Days after the end of the Consultation Period, then within an additional 10 Business Days, GE and the Acquiror shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm. The Independent Accounting Firm, within 30 Business Days after such firm’s selection, or as soon as practicable thereafter, shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Working Capital Statement as to which the GE Parties and the Acquiror disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either the GE Parties or the Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the GE Parties in the Notice of Disagreement or the Acquiror in the Initial Working Capital Statement with respect to such disputed line item. During such determination period, the Independent Accounting Firm also shall (i) prepare a statement of Working Capital as of the Closing Date based upon all of the line items not disputed by the parties and the line items determined by the Independent Accounting Firm and (ii) determine the amount of Working Capital reflected on such statement; provided, however, that in the event that the determination of any disputed line item by the Independent Accounting Firm has the effect of changing any other line item that is not disputed, the amount of such other line item shall be as determined by the Independent Accounting Firm. The statement of Working Capital that is final and binding on the parties, as determined either through agreement of the parties pursuant to Sections 2.07(a), 2.08(a) or 2.08(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.08(c), is referred to as the “Final Working Capital Statement.”

          (d)     The cost of the Independent Accounting Firm’s review and determination shall be shared equally by the GE Parties on the one hand and the Acquiror on the other hand. During the review by the Independent Accounting Firm, the Acquiror and the GE Parties will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.08(c); provided, however, that the accountants of the GE Parties, the Acquiror or the Company or its Subsidiaries shall not be obliged to make any work papers available to the Independent Accounting Firm unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

          SECTION 2.09. Post-Closing Adjustment. The “Post-Closing Adjustment” shall be the amount of Working Capital set forth in the Final Working Capital Statement less the amount of Working Capital set forth in the Statement of Estimated Closing Working Capital. If the Post-Closing Adjustment is a positive amount, then the Acquiror shall pay in cash to GEII the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then GEII shall pay in cash to the Acquiror the amount of the Post-Closing Adjustment. Any such payment shall be made within five Business Days after the Final Working Capital Statement becomes such, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.10 from the Closing Date until the date of payment.

          SECTION 2.10. Payments and Computations. Except for the payment of the RMS Share Purchase Price and the RMS Redemption Consideration (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 11:00 a.m. New York City time on the day when due. All payments shall be measured and paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GE PARTIES

          The GE Parties represent and warrant to the Acquiror as follows:

          SECTION 3.01. Incorporation and Authority of the GE Parties and the Company. Each of the GE Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power to enter into, to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements to which they are parties by the GE Parties, the Company and RMS, the consummation by the GE Parties, the Company and RMS of the transactions contemplated by, and the performance by the GE Parties, the Company and RMS of their obligations under, the Transaction Agreements have been or, in the case of RMS and the Company, will be by the Closing, duly authorized by all requisite corporate action on the part of the GE Parties, RMS and the Company. This Agreement and the Tax Matters Agreement have been, and upon execution and delivery the other Ancillary Agreements to which they are parties will be, duly executed and delivered by the GE Parties, the Company and RMS, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement and the Tax Matters Agreement constitute, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the GE Parties, the Company and RMS (as the case may be), enforceable against the GE Parties, the Company and RMS in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.02. Incorporation and Qualification of the Company. Each of the Company, RMS and the Material Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing (or has the equivalent status) under the laws of its jurisdiction of incorporation or organization and has the corporate or other applicable power and authority to operate its business as now conducted. Each of the Company, RMS and the Material Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (or has the equivalent status), in the jurisdictions where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.03. Capital Stock of the Company and its Subsidiaries. The authorized capital stock of the Company consists of 700 shares of Class A Common Stock, par value $.01 per share, all of which are issued and outstanding and held beneficially and of record by GEII, and 300 shares of Class B Common Stock, par value $.01 per share, none of which has been issued. The shares of Class A Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. The authorized capital stock of RMS consists of 100 shares of Common Stock, par value $1.00 per share, all of which are issued and outstanding. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or RMS to issue or sell any of its shares of capital stock or securities convertible into or exchangeable for shares of its capital stock or any shares of capital stock of its Subsidiaries or its Equity Interests, other than as provided in this Agreement or the agreements relating to the organization, formation, ownership or governance of such Subsidiaries or Equity Interests, which are set forth in Section 3.03 of the Disclosure Schedule. The GE Parties and their Affiliates own, directly or indirectly, the Shares, free and clear of all Liens except for Liens resulting from the Transaction Financing (which shall in no event be placed on the Shares prior to Closing). Except as set forth in Section 3.03 of the Disclosure Schedule, the Company owns all of the outstanding shares of capital stock of each of its Subsidiaries and the Company owns each of its Equity Interests, in each case free and clear of all Liens except for Liens resulting from the Transaction Financing (which shall in no event be placed on the Shares prior to Closing) or set forth in the agreements which are set forth in Section 3.03 of the Disclosure Schedule relating to the organization, formation, ownership or governance of such Subsidiaries or Equity Interests. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the capital stock of RMS, the Company or its Subsidiaries.

          SECTION 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, and except as may result from the Transaction Financing (which shall in no event be placed on the Shares or the Assets prior to Closing) or as set forth in Section 3.04 of the Disclosure Schedule or as otherwise provided in this Article III, the execution, delivery and performance of the Transaction Agreements by the GE Parties, the Company and RMS (as applicable) and the consummation of the transactions contemplated by the Transaction Agreements by the GE Parties, the Company and RMS do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws (or equivalent documents) of any of the GE Parties, RMS, the Company or any of its Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the GE Parties, RMS, the Company or any of its Subsidiaries or (c) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets or the Shares pursuant to, any Material Contract or Material Permit except, in the case of clause (c), for Permitted Liens.

          SECTION 3.05. Consents and Approvals. The execution and delivery of the Transaction Agreements by the GE Parties, the Company and RMS (as applicable) do not, and the performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements by the GE Parties, the Company and RMS will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority except (a) the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the GE Parties, the Company and RMS (as applicable) from consummating the transactions contemplated by or performing any of their material obligations under the Transaction Agreements, (c) as may be necessary as a result of the Transaction Financing (which shall in no event be placed on the Shares or the Assets prior to Closing) or (d) as set forth in Section 3.05 of the Disclosure Schedule.

          SECTION 3.06. Financial Information; Absence of Undisclosed Liabilities. (a) Section 3.06(a) of the Disclosure Schedule sets forth (i) the unaudited balance sheets of the Company and its consolidated Subsidiaries (including RMS as a consolidated Subsidiary of the Company) at December 31, 2000, December 31, 2001 and March 31, 2002 and the related unaudited statements of income and unaudited statements of cash flows of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 2000 and December 31, 2001 and the three month period ended March 31, 2002 (collectively, the “Financial Statements”) and (ii) the unaudited statement of Working Capital of the Company and its consolidated Subsidiaries as of March 31, 2002 (the “Reference Statement of Working Capital”). The Financial Statements, and at the Closing the Updated Financial Statements will, present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries at such dates and for the periods covered by such statements in conformity with the Transaction Accounting Principles applied consistently. The Reference Statement of Working Capital has been derived from the Financial Statements.

          (b)       Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.06(b) of the Disclosure Schedule or in the Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2002, neither RMS, the Company nor any of its Subsidiaries has any liability or obligation of any nature, including any Off-Balance Sheet Arrangement, whether due or to become due, absolute, contingent or otherwise.

          SECTION 3.07. Absence of Certain Changes or Events. Except as set forth in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, since March 31, 2002, through the date of this Agreement, RMS, the Company and its Subsidiaries have conducted the business in the ordinary course consistent with past practice, and there has not occurred (a) any Material Adverse Effect, (b) any event that would materially impair or delay the ability of the GE Parties and the Company (as applicable) to consummate the transactions contemplated by, or perform their obligations under, the Transaction Agreements or (c) any of the following:

(i) the write-down of the value of any Assets in any amount in excess of $5 million, or any write-off as uncollectible of any accounts receivable in an amount in excess of $2 million;

(ii) the sale, assignment or transfer of any material Asset outside the ordinary course of business in an amount in excess of $2 million;

(iii) the making of any loan, advance or capital expenditures or the incurrence of liability therefore by RMS, the Company or any of its Subsidiaries to involve payments in excess of $5 million individually or $10 million in the aggregate on behalf of RMS, the Company or any of its Subsidiaries;

(iv) any damage, destruction or loss (whether or not covered by insurance) of any Assets in excess of $2 million;

(v) cancellation, expiration, non-renewal or waiver of any right under any Material Contract or Material Permit; or

(vi) except in the ordinary course of business consistent with past practice an increase in compensation (including deferred compensation) or other benefits payable to any present or former director or officer, employee, independent contractor or consultant to or of any of RMS, the Company or its Subsidiaries, the grant, establishment, adoption, amendment or termination of any employment, consulting, severance or other retirement plans, policies or compensation or similar agreements or any loan or advance of money or other property to any present or former director, officer, employee, independent contractor or consultant.

          SECTION 3.08. Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the GE Parties any Action which could reasonably be expected to result in material equitable relief or money damages in excess of $200,000 threatened, against RMS, the Company, its Subsidiaries, or the GE Parties relating to the business of RMS, the Company or its Subsidiaries.

          SECTION 3.09. Compliance with Laws. Except as set forth in Section 3.09 of the Disclosure Schedule, neither RMS, the Company nor any of its Subsidiaries is in violation in any material respect, or has been in the past three years, in violation in any material respect of any Laws or Governmental Orders applicable to it or by which any material Asset is bound or affected. RMS, the Company and its Subsidiaries have filed all material foreign regulatory filings required for the conduct of the business in all countries where the business of RMS, the Company and its Subsidiaries is currently conducted. To the Knowledge of the GE Parties, there is no proposed Law or Governmental Order that would be applicable to RMS, the Company or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. RMS, the Company and its Subsidiaries are not subject to any Governmental Order that limits their ability in any material respect to conduct its business in the ordinary course consistent with past practice. RMS, the Company and its Subsidiaries are not in default in any material respect with respect to any Governmental Order, and there are no material unsatisfied judgments against the Company or any of its Subsidiaries.

          SECTION 3.10. Governmental Licenses and Permits. Other than Environmental Permits, which are covered in Section 3.13 and qualifications to do business, Section 3.10 of the Disclosure Schedule sets forth all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations of RMS, the Company and its Subsidiaries applicable to their respective operations that are material to their operations (collectively, “Material Permits”). The GE Parties have made available to the Acquiror a true, correct and complete copy of each Material Permit, including any and all modifications thereof. Except as set forth in Section 3.10 of the Disclosure Schedule and other than Environmental Permits, which are covered in Section 3.13, the Material Permits are in full force and effect; neither RMS, the Company nor any of its Subsidiaries is in violation in any material respect of any of the Material Permits; neither RMS, the Company nor any of its Subsidiaries have received written notice of, and no proceedings for the suspension or cancellation of any of the Material Permits is pending or, to the Knowledge of GE Parties, is threatened; no condition exists or, to the Knowledge of the GE Parties, is threatened which (with or without notice, the passage of time or both) would constitute a violation in any material respect of or require modifications in any material respect in any of the Material Permits; and the Material Permits constitute all of the material governmental licenses, permits, consents, approvals or certificates required to be obtained or held by RMS, the Company or its Subsidiaries in connection with the operation of the business as currently conducted.

          SECTION 3.11. Sufficiency of and Title to the Assets. (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Assets, taking into account the Services Agreement and the Intellectual Property Agreement and License, constitute all of the assets, properties, agreements, licenses, rights and properties (i) which are necessary to enable the Acquiror to conduct, on a stand-alone basis after the Closing, the business of RMS, the Company and its Subsidiaries and use and operate the Properties, in each case in a manner consistent with the conduct of the business of RMS, the Company and its Subsidiaries and the use and operation of the Properties by the GE Parties through RMS, the Company and its Subsidiaries on the date of this Agreement or the Closing Date, and (ii) which are held by the GE Parties and their Subsidiaries and used in the operation of the business of RMS, the Company and its Subsidiaries by the GE Parties through RMS, the Company and its Subsidiaries on the date of this Agreement or the Closing Date.

          (b)     Except (i) as set forth in Section 3.11(b) of the Disclosure Schedule, (ii) for Permitted Liens or (iii) for Liens resulting from the Transaction Financing (which shall in no event be placed on the Shares or the Assets prior to Closing), RMS, the Company or its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest or license in, the Assets (excluding the Owned Real Property), free and clear of any Liens. With respect to the Owned Real Property, RMS, the Company or its Subsidiaries have indefeasible fee simple title thereto, free and clear of any Liens other than Permitted Liens.

          SECTION 3.12. Intellectual Property. (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, RMS, the Company and its Subsidiaries own or have the valid right to use, free of any Liens other than Permitted Liens, all Intellectual Property in use by the Company and its Subsidiaries material to the operation of the business as conducted by the GE Parties through RMS, the Company and its Subsidiaries on the date of this Agreement or the Closing Date. Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the Knowledge of the GE Parties, the operation of the business of RMS, the Company and its Subsidiaries as conducted by the GE Parties through RMS, the Company and its Subsidiaries on the date of this Agreement or the Closing Date, including, but not limited to, the use, import and sale of products, technology or services of such business, does not infringe or misappropriate in any material respect the Intellectual Property of any Third Party.

          (b)     Except as set forth in Section 3.12(b) of the Disclosure Schedule, no Third Party is engaging in any activity that infringes in any material respect the Intellectual Property owned by or exclusively licensed to RMS, the Company or its Subsidiaries.

          (c)     Except as set forth in Section 3.12(c) of the Disclosure Schedule, neither RMS, the Company nor any of its Subsidiaries has transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property owned and in use by RMS, the Company and its Subsidiaries in the preceding one-year period to any Person, other than grants of non-exclusive licenses to such Intellectual Property to customers of RMS, the Company and its Subsidiaries, in the ordinary course of business consistent with past practice.

          (d)      Except as set forth in Section 3.12(d) of the Disclosure Schedule, neither RMS, the Company nor any of its Subsidiaries has received any written claim or notice from any

Person that RMS, the Company or any of its Subsidiaries is engaging in any activity that in any material respect infringes upon or misappropriates any Person’s rights in any Intellectual Property.

          (e)     Section 3.12(e)(A) of the Disclosure Schedule sets forth a true and complete list of (i) all active patents, registered trademarks, registered service marks, copyright registrations and applications to obtain or register any of the foregoing, owned by or for RMS, the Company and its Subsidiaries (“Registered Intellectual Property Rights”) and (ii) material unregistered trademarks and service marks used by RMS, the Company and its Subsidiaries. Except as set forth in Section 3.12(e)(B) of the Disclosure Schedule, as of the date hereof, all Registered Intellectual Property Rights are current and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property Rights have been paid, and all necessary documents and certificates due in connection with such Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States of America or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. In each case in which RMS, the Company or a Subsidiary has acquired title to any Intellectual Property from any Person, RMS, the Company or such Subsidiary has obtained an assignment, or the right to obtain an assignment, to transfer title to such Intellectual Property to the Company or such Subsidiary.

          (f)     RMS, the Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy and confidentiality of all material confidential and proprietary information and trade secrets, owned by RMS, the Company and its Subsidiaries and used in their business (collectively, “Trade Secrets”).

          (g)     No Intellectual Property owned by RMS or the Company is subject to any outstanding decree, order, judgment or, to the extent arising out of litigation, settlement agreement or stipulation that materially restricts the use, transfer or licensing thereof by RMS, the Company or any Subsidiary or which may affect the validity or use of such Intellectual Property in the manner used by RMS, the Company and its Subsidiaries as of the date hereof.

          SECTION 3.13. Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) none of the Owned Real Property or the Leased Real Property (collectively, the “Real Properties”) or RMS, the Company or any of its Subsidiaries is subject to a written notice, request for information, order from or agreement with a Governmental Authority or third party respecting (A) the Release or threatened Release of a Hazardous Material into the environment or (B) alleging material noncompliance with or potential liability under the Environmental Laws; (ii) there has been no Release of Hazardous Materials (A) on, at or under the Real Properties, or (B) arising out of the conduct of the business of the Company and its Subsidiaries (including but not limited to the off-site disposal or other management of any Hazardous Materials), which may result in any material liability to RMS, the Company or its Subsidiaries under the Environmental Laws or require remedial action to meet, or demonstrate that the Real Properties meet, applicable standards under any Environmental Law or applicable lease; (iii) none of the Real Properties is subject to any Lien for (A) material liability under any Environmental Laws or (B) material costs incurred in response to a Release or threatened Release of a Hazardous Material; (iv) with respect to the Real Properties or RMS’s or the

Company’s or its Subsidiaries’ operations thereon, there are no material judicial or administrative claims, investigations or other proceedings pending or, to the Knowledge of the GE Parties, threatened, arising under or relating to Hazardous Materials or an Environmental Law, including any claim for personal injury, wrongful death or property damage based on a Release of or exposure to a Hazardous Material; (v) RMS, the Company and its Subsidiaries and their operations have been operated and are operating in compliance in all material respects with applicable Environmental Laws; and (vi) RMS, the Company and its Subsidiaries have obtained all material Environmental Permits necessary for their operations, all such material Environmental Permits are in good standing and RMS, the Company and its Subsidiaries are in compliance in all material respects with their terms and conditions.

          SECTION 3.14. Material Contracts. (a) Section 3.14(a) of the Disclosure Schedule lists each of the Material Contracts as in effect on the date of this Agreement.

          (b)     Except as set forth in Section 3.14(b) of the Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of the Company or one of its Subsidiaries and, to the Knowledge of the GE Parties, each other party to such Material Contract, enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the GE Parties, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the GE Parties, any other party to a Material Contract, is in material default or material breach or has failed to perform any material obligation under a Material Contract, and there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

          SECTION 3.15. Employment and Employee Benefits Matters. (a) Section 3.15(a) of the Disclosure Schedule sets forth (i) a list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any Affiliate of the Company for the benefit of any employee of RMS, the Company or its Subsidiaries employed in their United States operations, (ii) a list of all individual employment, retention, termination, severance or other similar contracts or agreements pursuant to which the Company or its Subsidiaries or in the case of expatriates, GE International, Inc., currently has any obligation with respect to any employee of RMS, the Company or its Subsidiaries or GE International, Inc. employed in its United States operations (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above are hereinafter referred to as the “Employee Plans”), (iii) an identification of all employees of RMS, the Company and its Subsidiaries and all employees of GE or its Subsidiaries who are assigned full-time and part-time to the Company who are actively employed as of June 21, 2002, (iv) an identification of all employees of RMS, the Company and its Subsidiaries and all employees of GE or its Subsidiaries who are assigned full-time to the Company located in the United States who are receiving short-term or long-term disability benefits as of June 21, 2002 and (v) an identification of all employees of RMS, the Company and its Subsidiaries and all employees of GE or its Subsidiaries who as of June 21, 2002 are assigned full-time to the Company located in the United States who have rights of employment on return from any leave. Except as set forth in Section 3.15(a) of the Disclosure Schedule, each Employee Plan is in writing and the GE Parties have previously made available to the Acquiror (A) all current plan documents for each Employee Plan, (B) determination letters from the IRS with respect to any Employee Plan, (C) all current summary plan descriptions and summaries of material modifications and (D) any other material documents relating to any Employee Plan requested by the Acquiror. Notwithstanding the foregoing, Section 3.15(a) of the Disclosure Schedule does not set forth those specific individual retention agreements with any employee of the Company in its United States operations for which the GE Parties will retain liability.

          (b)     None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which RMS or the Company would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

          (c)     Each Employee Plan is now and for the past three years has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

          (d)     With respect to each Employee Plan, neither the GE Parties nor the Company is currently liable for any material tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material tax liability. Neither RMS nor the Company has incurred any material liability under or arising out of Title IV of ERISA (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and no fact or event exists that would reasonably be expected to result in such a liability. None of the Assets is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and neither RMS nor the Company has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

          (e)     For purposes of this Agreement, the term “Foreign Plan” refers to each plan, agreement, arrangement or understanding that is subject to or governed by the Laws of any jurisdiction other than the United States and that would have been treated as an Employee Plan had it been a United States plan, agreement, arrangement or understanding. With respect to each Foreign Plan: (i) all material amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with all generally accepted accounting practices prevailing in the country where such Foreign Plan is established; (ii) each Foreign Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, and has been maintained and operated in all material respects in accordance with its terms and is and for the past three years has been in material compliance with all applicable Law; (iii) in the case of any Foreign Plan that is described in Section 4(b)(ii) of Exhibit B hereto, the fair market value of the assets of each such funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), together with any accrued contributions and applicable book reserve, is sufficient to procure or provide for the liability for accrued benefits in all material respects with respect to those current and former employees of the Company and its Subsidiaries that participate in such Foreign Plan according to the generally accepted country and plan-specific actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status of such Foreign Plans; (iv) all material contributions required to be made to such Foreign Plan have been timely made; and (v) there are no actions, suits or claims pending or, to the Knowledge of the GE Parties, threatened.

          (f)     Except as set forth in Section 3.15(f) of the Disclosure Schedule, there are no material controversies pending, or to the Knowledge of the GE Parties, threatened, between RMS, the Company or any of its Subsidiaries and any of their respective employees.

          (g)     Except as set forth in Section 3.15(g) of the Disclosure Schedule, (i) neither the Company nor its Subsidiaries is a party to or bound by any union contract, or collective bargaining agreement, (ii) neither RMS, the Company nor its Subsidiaries has agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the employees of RMS, the Company or any of its Subsidiaries to the Knowledge of the GE Parties, and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of RMS, the Company or any of its Subsidiaries.

          (h)     With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group (as defined below) that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of the Title I of ERISA. For purposes of this Agreement, the “Controlled Group” shall mean the Company and any trade or business (whether or not incorporated) (A) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (B) which, together with the Company, is treated as a single employer under Section 414(t) of the Code.

          (i)     No defined benefit pension plan sponsored or maintained by the Company or any member of the Controlled Group has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code, except as would not have a Material Adverse Effect.

          (j)     Any representations directly or indirectly concerning employee benefit plans, programs or arrangements made in this Section 3.15, other than in Section 3.15(e) and Section 3.15(f), and in any other provision of this Agreement are made only with respect to Employee Plans for Transferred Employees assigned to operations in the United States.

          (k)     To the Knowledge of the GE Parties, no Senior Executive as identified in Section 5.08 of this Agreement has stated or otherwise communicated an intent to terminate his or her employment relationship with the Company or its Subsidiaries.

           SECTION 3.16. Accounts Receivable. All accounts receivable of RMS, the Company and its Subsidiaries, whether or not reflected in the balance sheets included in the Financial Statements, represent sales actually made in the ordinary course of business consistent with past practice.

          SECTION 3.17. Insurance. Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all current property and liability insurance programs relating to the Assets, the business, or operations and employees of RMS, the Company and its Subsidiaries.

          SECTION 3.18. Material Customers and Material Suppliers. Except as set forth in Section 3.18 of the Disclosure Schedule, as of the date hereof, none of the Material Customers or Material Suppliers of the Company and its Subsidiaries has indicated to the GE Parties, the Company or its Subsidiaries that it intends to terminate or materially reduce its business dealings with the Company or its Subsidiaries and, to the Knowledge of the GE Parties, there are no events or conditions existing on the date hereof (other than the execution of this Agreement) that would reasonably be expected to cause any Material Customer or Material Supplier to terminate or materially reduce its business dealings with the Company or its Subsidiaries.

          SECTION 3.19. Related Party Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule, none of the GE Parties, RMS, the Company or its Subsidiaries have engaged in any Related Party Transactions.

          SECTION 3.20. Real Estate. (a) Section 3.20(a) of the Disclosure Schedule contains a true, complete and correct list of the Leased Real Property setting forth the annual rent for each such Leased Property. A true, complete and correct copy of each Real Property Lease for which the annual rent is in excess of $1 million (except for any such leases that will be assigned to GE pursuant to Section 5.16) has been made available to the Acquiror. All properties leased by RMS, the Company or its Subsidiaries are reflected in Section 3.20(a) of the Disclosure Schedule. Except as set forth in Section 3.20(a) of the Disclosure Schedule, each Real Property Lease is in full force and effect and (i) neither RMS, the Company nor any of its Subsidiaries has violated, and the landlord has not waived, any of the terms or conditions of any Real Property Lease in any material respect and (ii) all the covenants to be performed by RMS, the Company or a Subsidiary and, to the Knowledge of the GE Parties, the landlord under each Real Property Lease have been performed in all material respects.

          (b)     Section 3.20(b) of the Disclosure Schedule contains a true, complete and correct list of all Owned Real Properties.

          SECTION 3.21. Equity Interests. As of the date hereof, none of the Equity Interests are material to the operations of the business of RMS, the Company and its Subsidiaries and none of the Equity Interests constitute a Controlling interest in any Person.

          SECTION 3.22. Brokers. Except for Morgan Stanley & Co. Incorporated (the “GE Parties’ Banker”), no broker, finder or investment banker is entitled to any brokerage,

finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the GE Parties, RMS or the Company. The GE Parties are solely responsible for the fees and expenses of the GE Parties’ Banker.

          SECTION 3.23. Financial Information. The line items for EBITDA, Pro Forma EBITDA and Adjusted EBITDA set forth in the historical and proforma (including normalizing adjustments) financial statements of the Company and its Subsidiaries (including RMS as a consolidated Subsidiary of the Company) for the periods ending December 31, 1999, 2000 and 2001 and the twelve-month period ending June 30, 2002 included in the private placement memorandum or other offering document included in the registration statement on Form S-1 or S-4 related to the Debt Financing will be, at the time such private placement memorandum or other offering document becomes final, the same in all material respects as the line items for Reported EBITDA, Pro Forma EBITDA and Adjusted EBITDA set forth in the historical and proforma (including normalizing adjustments) financial statements of the Company and its Subsidiaries included in Schedule 3.23 hereto. For the purposes of this representation and warranty, “Pro Forma EBITDA” shall mean income before taxes from the Regulation S-X Article 11.02 pro forma financial statements for the applicable period plus interest expense, depreciation expense and amortization expense for the applicable period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

          The Acquiror represents and warrants to the GE Parties as follows:

          SECTION 4.01. Incorporation and Authority of the Acquiror. The Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power to enter into, to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of the Acquiror. This Agreement and the Tax Matters Agreement have been, and upon execution and delivery the other Ancillary Agreements to which it is a party will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the GE Parties and the Company, as applicable) this Agreement and the Tax Matters Agreement constitute, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.02. Qualification of the Acquiror. The Acquiror has the corporate or other applicable power and authority to operate its business as now conducted. The Acquiror is duly qualified as a foreign corporation to do business, and is in good standing (or has the equivalent status), in the jurisdictions where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

          SECTION 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, and except as may result from the Transaction Financing or as set forth in Section 4.03 of the Disclosure Schedule or as otherwise provided in this Article IV, the execution, delivery and performance of the Transaction Agreements by the Acquiror and the consummation of the transactions contemplated by the Transaction Agreements by the Acquiror do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws (or equivalent documents) of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (c), for Permitted Liens.

          SECTION 4.04. Consents and Approvals. The execution and delivery of the Transaction Agreements by the Acquiror do not, and the performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements by the Acquiror will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Agreements, (c) as may be necessary as a result of the Transaction Financing relating to the GE Parties or their Subsidiaries, or (d) as set forth in Section 4.04 of the Disclosure Schedule.

          SECTION 4.05. Absence of Litigation; Compliance with Laws. (a) No Action is pending, or to the knowledge of the Acquiror threatened, that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

          (b)     The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets are bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

          SECTION 4.06. Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Shares. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act.

          SECTION 4.07. Investigation. The Acquiror acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their business and (ii) has been furnished with or given adequate access to such information about the Company, its Subsidiaries and their business as it has requested. The Acquiror further acknowledges and agrees that the only representations, warranties, covenants, and agreements made by the GE Parties are the representations, warranties, covenants, and agreements made in this Agreement and the Tax Matters Agreement and the Acquiror has not relied upon any other representations or other information made or supplied by or on behalf of the GE Parties or by any Affiliate or Representative of the GE Parties.

          SECTION 4.08. Brokers. Except for Francisco Partners GP, LLC, Credit Suisse First Boston Corporation (“CSFB”), and Goldman Sachs & Co. (collectively, the “Acquiror’s Bankers”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. The Acquiror is solely responsible for the fees and expenses of the Acquiror’s Bankers.

          SECTION 4.09. Financing. (a) The Acquiror has received, executed, accepted and delivered to the GE Parties a commitment letter from CSFB dated June 21, 2002 (the “Commitment Letter”), pursuant to which CSFB has committed, subject to the terms and conditions set forth in the Commitment Letter, to arrange and complete $445 million of debt financing for the Company and its business including the establishment of credit facilities and the offer and issuance of debt securities as set forth in the Commitment Letter (the “Debt Financing”). The obligation to fund the Debt Financing under the Commitment Letter is not subject to any conditions other than as set forth in the Commitment Letter.

          (b)     The Acquiror has received, executed, accepted and delivered to the GE Parties an equity financing letter (the “Equity Financing Letter”) from Francisco Partners, L.P. (the “Sponsor”) dated June 21, 2002, pursuant to which the Sponsor has agreed, subject to the terms and conditions set forth in the Equity Financing Letter, to provide $500 million of equity financing to the Acquiror (the “Equity Financing”) and such amount, together with the Debt Financing, represents all of the funds required by the Acquiror to consummate the transactions contemplated herein; provided, however, that the aggregate amount of Equity Financing may be reduced by that portion of the Debt Financing which is in excess of $275 million. The obligation to provide the Equity Financing is not subject to any condition other than as set forth in the Equity Financing Letter.

          (c)     As of the date hereof, the Acquiror knows of no events or conditions existing that would reasonably be expected to delay, impair, impede or frustrate the Transaction Financing.

ARTICLE V

ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld or delayed), the GE Parties will implement the Restructuring identified in Section 5.16 and the Other Transactions identified in Section 5.26 and will cause RMS, the Company and its Subsidiaries to (a) conduct the business of RMS, the Company and its Subsidiaries in the ordinary course consistent with past practice, (b) use reasonable efforts to preserve intact their business organizations, keep available the services of executive officers and key employees of RMS, the Company and its Material Subsidiaries and preserve the current significant business relationships that RMS, the Company and its Material Subsidiaries have with their respective Customers and suppliers, and (c) not do any of the following:

(i) except in the ordinary course of business or to evidence Liens referred to in Sections 3.03 and 3.11(b) consistent with past practice, grant any Lien (other than a Permitted Lien) on any Asset (whether tangible or intangible);

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division for an amount of consideration in excess of $1 million for any individual transaction or $5 million in the aggregate for all such transactions;

(iii) incur any Indebtedness or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances (other than in the ordinary course of business) or distributions of cash (other than by RMS, the Company to GEII or by any Subsidiary of the Company to RMS, the Company or any other Subsidiary of the Company or RMS, and other than any payments and obligations made pursuant to the Notes) for individual amounts in excess of $10 million or in the aggregate in excess of $20 million, provided, however, that at the time of the Closing, there shall be no Indebtedness of RMS, the Company and its Subsidiaries then outstanding;

(iv) issue or sell any additional shares of the capital stock of, or other equity interests in, RMS, the Company or its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

(v) sell, transfer, lease, sublease or otherwise dispose of any Assets having a value in excess of $2 million other than in the ordinary course of business consistent with past practice;

(vi) in any material respect, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by RMS, the Company or any of its Subsidiaries to any of their respective employees, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract or involving ordinary increases consistent with the past practice of RMS, the Company or such Subsidiary or their Affiliates, including any changes to pension or other benefits that are applicable to the employees of RMS, the Company and GE generally;

(vii) make any change in any method of accounting or accounting practice or policy used by the Company or RMS in the preparation of its consolidated financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by U.S. GAAP or applying generally to GE;

(viii) enter into any Material Contracts (other than Material Contracts with Customers or Suppliers in the ordinary course of business);

(ix) engage in any Related Party Transactions outside the ordinary course of business consistent with past practice;

(x) make any amendment to its Certificate of Incorporation (or equivalent document) or Bylaws (or equivalent document) or other organizational and governing documents of RMS, the Company or any Subsidiaries;

(xi) other than in the ordinary course of business consistent with past practice or as contemplated by the terms of this Agreement or any Ancillary Agreement, assign, transfer, grant a license under or any interest in, any Intellectual Property having a value in excess of $2 million and used by RMS, the Company or any Subsidiary; or

(xii) enter into any legally binding commitment with respect to any of the foregoing.

          SECTION 5.02. Access to Information. (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the GE Parties shall, shall cause each of RMS, the Company and its Subsidiaries and shall use reasonable efforts to cause each of their respective Representatives to (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the business, RMS, the Company and its Subsidiaries, and

(ii)  furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the business of RMS, the Company and its Subsidiaries as the Acquiror may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or the operations of the Company or its Subsidiaries, the GE Parties or any of their Affiliates; and provided further, however, that the auditors and accountants of the GE Parties or any of their Affiliates or RMS, the Company or its Subsidiaries shall not be obliged to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the GE Parties, the Acquiror shall enter into a customary joint defense agreement with the GE Parties, RMS, the Company and its Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a).

          (b)     In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of the GE Parties or any of their Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege), the Acquiror shall and shall cause its Representatives to (i) afford the Representatives of the GE Parties and their Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Acquiror and its Affiliates in respect of RMS, the Company and its Subsidiaries, (ii) furnish to the Representatives of the GE Parties and their Affiliates such additional financial and other information regarding the Company, its Subsidiaries and their Controlled Affiliates and the business of RMS, the Company and its Subsidiaries as the GE Parties or their Representatives may from time to time reasonably request and (iii) make available to the Representatives of the GE Parties and their Affiliates the employees of the Acquiror and its Affiliates in respect of the Company and its Subsidiaries and their Controlled Affiliates and their business whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the GE Parties in connection with the GE Parties’ inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided further, however, that the auditors and accountants of the Acquiror and its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Acquiror, the GE Parties shall enter into a customary joint defense agreement with the Acquiror and its Affiliates with respect to any information to be provided to the GE Parties pursuant to this Section 5.02(b).

          (c)     Notwithstanding the foregoing, the GE Parties shall not be required, prior to the Closing, to disclose, or cause the disclosure of, to the Acquiror, its Affiliates or its Representatives (or provide access to any offices, properties, books or records of the GE Parties or any of their Affiliates that could result in the disclosure to such persons or others of) any information restricted by confidentiality or by other contractual obligation relating to trade secrets, proprietary know how, processes or patent, trademark, tradename, service mark or copyright applications or product development, or pricing and marketing plans, nor shall the GE

Parties be required to permit or cause others to permit the Acquiror, its Affiliates or its Representatives to have access to or to copy or remove from the offices or properties of the GE Parties or any of their Affiliates any documents, drawings or other materials that might reveal any such confidential information. Except as set forth on Section 5.02(c) of the Disclosure Schedule, none of the information covered by this Section 5.02(c) is material to the business of RMS, the Company and its Subsidiaries as conducted on the date of this Agreement. The GE Parties shall use their commercially reasonable efforts to obtain the amendment of any confidentiality or other contractual obligation set forth on Section 5.02(c) of the Disclosure Schedule in order to permit the Acquiror access to the relevant material information.

          SECTION 5.03. Preservation of Books and Records. The GE Parties and their Affiliates shall have the right to retain copies of all books and records of RMS, the Company and its Subsidiaries relating to periods ending on or prior to the Closing Date. The Acquiror agrees that it shall preserve and keep or cause to be preserved and kept all original books and records in respect of RMS, the Company and its Subsidiaries in the possession of the Acquiror or its Affiliates for the longer of any applicable statute of limitations and a period of six years from the Closing Date. During such six-year or longer period, Representatives of the GE Parties shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records. During such six-year period, the Acquiror shall provide the GE Parties with, or cause to be provided to the GE Parties, such original books and records of RMS, the Company as the GE Parties shall reasonably request in connection with any Action to which the GE Parties are parties or in connection with the requirements of any Law applicable to the GE Parties. The GE Parties shall return such original books and records to the Acquiror or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six-year or longer period, before the Acquiror or any Affiliate shall dispose of any of such books and records, the Acquiror shall give at least 90 days’ prior written notice of such intention to dispose to the GE Parties, and the GE Parties shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as the GE Parties may elect. If so requested by the Acquiror, the GE Parties shall enter into a customary joint defense agreement with the Acquiror or such Affiliate with respect to any information to be provided to the GE Parties pursuant to this Section.

          SECTION 5.04. Confidentiality. (a) The terms of the letter agreement dated April 5, 2002, as amended, including Annex A (the “Confidentiality Agreement”), between Francisco Partners, L.P., GE and Deloitte & Touche are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the business of the RMS, Company and its Subsidiaries. If, for any reason, the sale of the Shares is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect. Notwithstanding anything to the contrary in this Section 5.04, the GE Parties shall have a continuing obligation to keep confidential all Evaluation Material in respect of the business of RMS, the Company and its Subsidiaries as set forth in Section 5.04(b) below.

          (b)     For a period of five (5) years following the Closing, the GE Parties shall, and shall cause their respective Controlled Affiliates to maintain the Confidential Information in confidence, and shall not disclose divulge or otherwise communicate such Confidential Information to any Third Party, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or any Ancillary Agreement, and hereby agree to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of their respective directors, officers, employees, consultants, advisors or agents; provided, however, that with respect to all Confidential Information relating to trade secrets, the above provisions shall apply from and at all times after the Closing Date. For purposes of this Section 5.04(b), “Confidential Information” means all Evaluation Material relating to the business of the Company and its Subsidiaries.

          (c)     The provisions of Section 5.04(b) shall not apply to any Confidential Information which:

(i) either before or after the Closing Date becomes published or generally known to the public, through no fault or omission on the part of the GE Parties or their respective Controlled Affiliates; or

(ii) is required to be disclosed by the GE Parties or their respective Affiliates, or any of them, to comply with applicable Laws or to defend or prosecute litigation, provided that GE provides prior written notice of such disclosure to the Acquiror, RMS and the Company and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure,

          (d)     At or prior to the Closing, the GE Parties will assign to RMS or the Company all of their respective rights, title and interest to any confidentiality agreements entered into by any of the GE Parties with any Third Party (other than the Acquiror and its Affiliates) in connection with or relating to the possible sale of the Company.

          SECTION 5.05. Regulatory and Other Authorizations; Consents. (a) The Acquiror and the GE Parties shall use their commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all federal, state, local and non-U.S. regulatory bodies and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements. The GE Parties will cooperate with the reasonable requests of the Acquiror in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither the GE Parties nor the Acquiror shall take any action that it should be reasonably aware would have the effect of delaying, impairing, impeding or frustrating the receipt of any required approvals.

          (b)     GE and the Acquiror each agree to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 10 Business Days after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make promptly any filing that may be required under any other antitrust or competition law or by any other antitrust or competition authority. The filing fees associated with the HSR Act filings and any other similar filings required in any other jurisdictions shall be shared equally by GE and the Acquiror.

          (c)     Each party to this Agreement shall promptly notify the other parties of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act.

          (d)     Each party to this Agreement agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that the GE Parties shall not be required to compensate any third party to obtain any such consent or approval.

          SECTION 5.06. Insurance. (a) From and after the Closing Date, RMS, the Company and its Subsidiaries shall cease to be insured by the GE Parties’ or their Affiliates’ (other than RMS’s or the Company’s) insurance policies or by any of their self-insured programs. With respect to events or circumstances relating to RMS, the Company or its Subsidiaries that occurred or existed prior to the Closing Date that are covered by the GE Parties’ and their Affiliates’ occurrence based third party insurance policies and their self-insured Workers’ Compensation programs in the states of Ohio, Maine, Massachusetts and Kentucky, the Acquiror may make claims under such policies and programs; provided, however, that by making any such claims, the Acquiror agrees to reimburse the GE Parties for any increased or administrative costs incurred by the GE Parties as a result of such claims, including any prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to the GE Parties and their Affiliates. As of the fifth anniversary of this Agreement (or such shorter period as may be provided by applicable Law), the Acquiror shall no longer have access to such occurrence based insurance policies or to the self-insured Workers’ Compensation programs of the GE Parties or their Affiliates (other than RMS or the Company) in the states of Ohio, Maine, Massachusetts and Kentucky and the Acquiror shall assume full responsibility for, and release the GE Parties and their Affiliates (other than RMS or the Company) from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date.

          (b)     With respect to any open claims against the GE Parties’ insurance policies reported by RMS or the Company or its Subsidiaries prior to the Closing Date, the GE Parties agree to remit any net proceeds they realize from such claims to the Acquiror upon full and final settlement of such claims; provided that the Acquiror complies with the requirements specified in Section 5.06(a).

          SECTION 5.07. Letters of Credit; Other Obligations. The Acquiror agrees to use its reasonable best efforts (a) to arrange for substitute letters of credit, Acquiror guarantees and other obligations to replace (i) the letters of credit, guarantees and other contractual obligations entered into by or on behalf of the GE Parties or any of their Affiliates (other than RMS or the Company or its Subsidiaries) (together, the “GE Parties’ LCs”) outstanding as of the date of this Agreement in connection with RMS or the Company or its Subsidiaries, all of which are set forth in Section 5.07 of the Disclosure Schedule, and (ii) any GE Parties’ LCs entered into in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing or (b) to assume all obligations under each GE Parties’ LC, obtaining from the creditor or other counterparty a full release of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under a GE Parties’ LC. The Acquiror further agrees that to the extent the beneficiary or counterparty under any GE Parties’ LC refuses to accept any such substitute letter of credit, the Acquiror guarantee or other obligation proffered by the Acquiror, the Acquiror shall indemnify, defend and hold harmless the GE Parties against and reimburse the GE Parties for any and all amounts paid, including costs or expenses in connection with such GE Parties’ LCs, including the GE Parties’ expenses in maintaining such GE Parties’ LCs whether or not any such GE Parties’ LC is drawn upon or required to be performed, and shall in any event promptly reimburse the GE Parties to the extent any GE Parties’ LC is called upon and the GE Parties or their Affiliates make any payment or are obligated to reimburse the party issuing the GE Parties’ LC. At the request of the GE Parties, the Acquiror shall provide the GE Parties with letters of credit in an amount equal to the GE Parties’ and their Affiliates’ entire potential liability pursuant to the immediately preceding sentence.

          SECTION 5.08. No Solicitation of Employees. For a period of 24 months from the Closing Date, neither GE nor any of its Subsidiaries shall, directly or indirectly, induce or attempt to induce any of the officers or employees of RMS, the Company or any of its Subsidiaries to leave the employ of RMS, the Company or any of its Subsidiaries or violate the terms of their contracts, or any employment arrangements, with RMS, the Company or any of its Subsidiaries; provided, however, that GE or any Subsidiary of GE may solicit for employment with GE any of the officers or employees of the Company or any of its Subsidiaries who are discharged by the Company or any of its Subsidiaries other than for cause and provided further that nothing in this Section 5.08 shall prohibit GE or any Subsidiary of GE from employing any Person who contacts it on his or her own initiative or as a result of a general solicitation to the public or general advertising or from the use of an independent employment agency or search firm whose efforts are not specifically directed at such Persons. Notwithstanding the foregoing, provided that each senior executive of RMS or the Company (the “Senior Executive”) listed in Section 5.08 of the Disclosure Schedule is offered a comparable position with RMS or the Company at Closing on comparable terms for a period of 24 months from the Closing Date, neither GE nor any of its Subsidiaries shall, directly or indirectly, hire any Senior Executive; provided, however, that GE or any Subsidiary of GE may hire any Senior Executive who is later discharged by RMS or the Company or any of its Subsidiaries other than for cause.

          SECTION 5.09. Termination of Rights to the GE Name and GE Marks. The Acquiror acknowledges and agrees that, except as otherwise provided in this Section 5.09 or in Section 5.18 or as permitted by a duly authorized representative of the GE Parties in writing, following the Closing Date, the Acquiror and its Affiliates (including RMS, the Company and the Company’s Subsidiaries) shall cease and discontinue all uses of the GE name and GE Marks, including GE (in block letters or otherwise), General Electric Company, General Electric, GE Information Services and GEIS, GE Global eXchange Services, GE Interbusiness Operations and GEIO, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words (collectively the “GE Name and GE Marks”). The Acquiror, for itself and its Affiliates, agrees that the rights of the Company and its Affiliates to the GE Name or GE Marks pursuant to the terms of trademark agreements between GE and its Affiliates on the one hand and RMS, the Company and its Affiliates on the other shall terminate on the Closing Date. As promptly as practicable after the Closing Date, and in no event later than six months after the Closing Date, the Acquiror and its Affiliates shall relabel, destroy or exhaust all materials bearing the GE Name and GE Marks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites and domain names and other materials, and make all filings with any office, agency or body to effect the elimination of any use of the GE Name and GE Marks (other than as permitted by Section 5.18) from the businesses of RMS, the Company and its Affiliates, so as to bring the Acquiror and its Affiliates into compliance with this Section 5.09, provided that (other than as permitted by Section 5.18) the Acquiror shall commence the removal of the GE Name and GE Marks from all such materials immediately following the Closing Date; provided further that RMS or the Company shall be permitted to refer to itself in such materials as a former subsidiary of GE for twenty four (24) months after the Closing Date but only if GE has approved (such approval not to be unreasonably withheld) such materials prior to their first use by RMS or the Company. Failure of GE to affirmatively reject the right to identify RMS or the Company as a former subsidiary of GE in such materials, or to request additional time to review such materials, within fifteen (15) Business Days of their submission to GE shall be deemed approval. The Acquiror, for itself and its Affiliates, acknowledges and agrees that, except as otherwise expressly provided in this Section 5.09 or in Section 5.18, neither the Acquiror nor any of its Affiliates shall have any rights in the GE Name and GE Marks and neither the Acquiror nor any of its Affiliates shall contest the ownership or validity of any rights of GE or any of its Affiliates in or to the GE Name and GE Marks. The Acquiror, for itself and its Affiliates, agrees that use of the GE Name and GE Marks during the applicable period authorized by this Section 5.09 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which RMS or the Company used the GE Name and GE Marks prior to Closing. The Acquiror shall take all necessary action to ensure that other users of the GE Name and GE Marks, whose rights terminate upon the Closing pursuant to this Section 5.09, shall cease use of the GE Name and GE Marks, except as expressly authorized thereafter by GE. The Acquiror, for itself and its Affiliates, agrees that after the Closing Date the Acquiror and its Affiliates will not expressly, or by implication, nor at any time use the GE Name and GE Marks to, do business as or represent themselves as GE or its Affiliates. Acquiror may, for a period of twenty four (24) months after the Closing Date, refer to GE and its Affiliates as a Customer in appropriate sales and marketing materials; provided that such Customer relationship is in fact the case and only if GE has approved (such approval not to be unreasonably withheld) such materials prior to their first use by RMS or the Company. Failure of GE to affirmatively reject the right to identify GE and its Subsidiaries as a Customer of RMS or the Company in such materials, or to request additional time to review such materials, within fifteen (15) Business Days of their submission to GE shall be deemed approval. In addition, GE, in its capacity as a Customer, agrees to serve at Acquiror’s reasonable request, and at Acquiror’s expense, as a positive reference to Customers and potential Customers; provided that the experience of GE as a Customer prior to and at the time of Acquiror’s request has been positive and only if GE has approved (such approval not to be unreasonably withheld) the form (whether written or oral) of such reference prior to its first use by RMS or the Company. Failure of GE to affirmatively reject the form of such positive reference, or to request additional time to review the form of such positive reference, within fifteen (15) Business Days of its submission to GE shall be deemed approval. GE agrees not to object to the use by the Acquiror in the business of the following marks, provided that they are not used in combination with the GE Name and GE Marks: “Global eXchange Services,” “Tradeweb,” “Replenishment Expert,” “Desktop *EDI,” “TIE,” and “Trading Information Exchange.” None of the GE Parties nor any of its Subsidiaries shall use, or permit any other Person through license or otherwise to use, the trademarks “GE Information Services” or “GE Global Exchange Services” as a trademark in connection with goods and services of the type sold by RMS, the Company and its Subsidiaries in the conduct of their business as of the date hereof. Notwithstanding the foregoing, nothing herein shall limit the rights of the GE Parties and their Affiliates to use the foregoing listed trademarks for non-trademark or fair use purposes. Nothing herein shall limit the GE Parties’ and their Controlled Affiliates’ rights to use “GEIS” in connection with the business of, or in reference to, GE Industrial Systems.

          SECTION 5.10. Benefits of Global Software Development Services. GE shall use its reasonable best efforts to establish such arrangements as it deems appropriate to enable RMS or the Company (immediately following the Closing) to avail itself of the same or substantially similar benefits that RMS or the Company now enjoys under the agreements with entities providing global software development services, provided that the Company agrees to be bound by the same or substantially similar obligations to which the Company or GE on behalf of RMS or the Company is now subject in respect of such agreements and that GE shall not be required to undertake any obligations in respect of RMS or the Company under such arrangements.

          SECTION 5.11. Intellectual Property Agreement and License. At or prior to the Closing, GE or an applicable Affiliate of GE, RMS and the Acquiror shall execute and deliver an Intellectual Property Agreement and License in substantially the form set forth in Exhibit H attached hereto (the “Intellectual Property Agreement and License”).

          SECTION 5.12. Further Action Regarding Intellectual Property. (a) Subject to the limitations of Sections 5.09 and 5.18 of this Agreement, if at any time after the Closing Date, GE, the Acquiror, RMS, the Company or any Subsidiary identifies any Intellectual Property (excluding any Trademarks (as defined in the Intellectual Property Agreement and License)) then owned by GE that as of the Closing Date was specific to and used primarily in connection with the business of RMS, the Company and its Subsidiaries and was not previously transferred by GE to RMS, the Company or its Subsidiaries, then, to the extent it has the right to do so, GE shall transfer and assign all of its right, title and interest in and to such Intellectual Property to

RMS or the Company for no additional consideration. Any Intellectual Property assigned by GE to RMS or the Company pursuant to this Section 5.12(a) shall be licensed back in accordance with the terms of the Intellectual Property Agreement and License.

          (b)     If, after the Closing Date, GE, RMS, the Company or the Acquiror identifies any Intellectual Property (excluding any Trademarks (as defined in the Intellectual Property Agreement and License)) owned by RMS, the Company or its Subsidiaries that was transferred by GE or its Subsidiaries to RMS, the Company or its Subsidiaries prior to the Closing Date which was not used primarily in connection with the business of RMS, the Company or its Subsidiaries as of the Closing Date, then, to the extent it has a right to do so, RMS, the Company or its Subsidiary shall transfer and assign, all of its right, title and interest in and to such Intellectual Property to GE or its designated Affiliates for no additional consideration. Any Intellectual Property assigned by RMS, the Company or its Subsidiaries to GE pursuant to this Section 5.12(b) shall be licensed back to RMS, the Company in accordance with the terms of the Intellectual Property Agreement and License.

          SECTION 5.13. Services. At or prior to the Closing, GE or an Affiliate of GE, RMS and the Acquiror shall execute and deliver a services agreement containing those terms set forth in the term sheet contained in Exhibit E and such other terms as the parties to such agreement may agree (the “Services Agreement”).

          SECTION 5.14. Further Action. The GE Parties and the Acquiror shall each execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

          SECTION 5.15. Non-Competition. (a) For a period of three years from the Closing Date (the “Non-Compete Period”), except as permitted in Section 5.15(b), neither GE nor any of its Subsidiaries shall, directly or indirectly, engage in the EDI Business as conducted by RMS, the Company or its Subsidiaries on the Closing Date and as proposed to be conducted by RMS, the Company or its Subsidiaries as provided in the Long Range Forecasts of the Company for the period ending December 31, 2004 prepared by the management of the Company, a copy of which is included in Section 5.15(a) of the Disclosure Schedule, including, without limitation, by (i) engaging or investing in, (ii) owning, managing, operating, financing, or controlling, or participating in the ownership, management, operation, financing, or control of, or (iii) lending GE’s name to, consulting with or for, or otherwise rendering advice related to, that portion of any business that engages in the EDI Business. In addition, except as permitted in Section 5.15(b), during the Non-Compete Period neither GE nor any of its Subsidiaries shall acquire (by merger, stock purchase, asset purchase or otherwise) or otherwise acquire Control over any of the Persons or businesses (or any successors in interest thereto) listed in Section 5.15(a) of the Disclosure Schedule. This Section 5.15 shall cease to be applicable to any Person at such time as such Person is no longer a Subsidiary of, or otherwise Controlled by, GE or any Subsidiary or controlled Affiliate of GE.

          (b)     Notwithstanding the provisions of Section 5.15(a) and without implicitly agreeing that the following activities would be subject to the provision of Section 5.15(a),

nothing in this Agreement shall preclude, prohibit or restrict GE or any of its Subsidiaries from engaging in any manner in (i) any Financial Services Business, (ii) any De Minimis Business or (iii) any business activity that would otherwise violate this Section 5.15 that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with GE or a Subsidiary of GE, or otherwise becomes a direct or indirect Subsidiary of GE or any Subsidiary of GE after the date of this Agreement (an “Acquired Company”), provided that, within one year after the purchase or other acquisition of the Acquired Business or the Acquired Company, GE or such Subsidiary disposes of (or enters into a binding agreement to dispose of) the Acquired Business or the relevant portion of the Acquired Company’s business or securities or at the expiration of the one year period, the business of the Acquired Company complies with this Section 5.15.

          (c)     The GE Parties shall not, and shall cause each of its Subsidiaries not to, at any time, publicly disparage, criticize or ridicule, or otherwise engage in any conduct that is injurious to the reputation of the Company or any of its Subsidiaries in the performance of the business of RMS, the Company and its Subsidiaries.

          (d)     If it is determined by a final, nonappealable Governmental Order that any of the GE Parties has willfully, knowingly or intentionally violated any of their obligations under this Section 5.15, then the Non-Compete Period automatically will be extended by a period of time equal in length to the period during which such violation or violations occurred.

          SECTION 5.16. Certain Restructuring Liabilities. (a) At or prior to Closing, the GE Parties shall cause the agreements set forth in Section 5.16(a) of the Disclosure Schedule (the “Assigned Agreements”) to be assigned to GE and, thereafter, GE shall assume, and shall be responsible for paying, performing, and discharging when due, and RMS, the Company and its Subsidiaries shall not retain nor have any responsibility for, at the Company’s discretion, up to $12.5 million of liabilities arising from or in connection with the Assigned Agreements.

          (b)     Prior to the Closing, the GE Parties shall, at their sole cost and expense, complete the restructuring of GE Information Services Limited (U.K.), General Electric Information Services S.A. (Belgium) and GE Information Services SpA (Italy), as set forth in Section 5.16(b) of the Disclosure Schedule (the “Restructuring”) and the GE Parties agree to reimburse the Company for up to $2.4 million of costs and expenses arising from or in connection with the Restructuring.

          (c)     Following the Closing, the GE Parties agree to reimburse the Company and its Subsidiaries for (i) up to $2.5 million of reasonably documented costs and expenses reasonably incurred in connection with the closure of the data center located in Rockville, Maryland, U.S.A. and the closure of the network facility in Sao Paulo, Brazil and (ii) up to $7.9 million of reasonably documented costs and expenses reasonably incurred prior to June 30, 2003 in connection with the Managed Network Fee under the WorldCom Services Agreement between the Company and WorldCom Technology Inc., dated May 1, 1998.

          SECTION 5.17. GE Commercial Arrangements. For a period of 2 years after Closing, the GE Parties agree to cause the Controlled Affiliates of GE, (a) to maintain their respective business relationships with RMS, the Company and its Subsidiaries on substantially similar terms and conditions, including accounts receivable terms, to those in effect on the date hereof and (b) to continue to purchase products and services from RMS, the Company and its Subsidiaries at the aggregate annual dollar volume prevailing in the immediately preceding fiscal year which was $20.2 million for 2001; provided, however, that (1) the products and services provided shall be consistent in quality with those that RMS, the Company and its Subsidiaries have historically provided to GE and its Controlled Affiliates and (2) the annual dollar volume of products and services purchased by any individual GE Controlled Affiliate may vary from the immediately preceding fiscal year, so long as the aggregate annual dollar volume for GE and its Controlled Affiliates as a group does not change for such period. This Section 5.17 shall cease to be applicable with respect to purchases by GE and its Controlled Affiliates to the extent any such Person is no longer a Subsidiary of or otherwise controlled by, GE or any of its Subsidiary or Controlled Affiliate. In addition to the above, the GE Parties shall deliver to Acquiror at Closing an accounts receivable balance equal to no less than 7 days average year-to-date sales, and GE and its Controlled Affiliates shall continue to pay for all products and services provided by RMS, the Company and its Subsidiaries within 7 days of the date of the invoice and amounts past due will accrue interest at a rate of 4% per annum.

          SECTION 5.18. GE Monogram License. At or prior to the Closing, GE shall execute and deliver a trademark license agreement in substantially the form set forth in Exhibit I attached hereto (the “GE Monogram License Agreement”).

          SECTION 5.19. Estoppel. The GE Parties covenant that they will not, either directly or through a Person Controlled by the GE Parties or any of them, at any time after the date of this Agreement, commence an action before any Governmental Authority seeking to establish, or assert as a counter claim or otherwise, that any Intellectual Property (i) owned by RMS, the Company or any Subsidiary or (ii) assigned to RMS or the Company by the GE Parties or any of them pursuant to Section 5.12 of this Agreement and the Intellectual Property Agreement and License, is invalid or unenforceable.

          SECTION 5.20. Cooperation; Financial Information. (a) The GE Parties agree to use their commercially reasonable efforts to cooperate with, and to cause RMS, the Company and its Subsidiaries to cooperate with, the Acquiror to complete the Debt Financing, including by providing access to all information reasonably necessary in connection therewith. The GE Parties agree to provide and make available, and to cause RMS, the Company and its Subsidiaries to provide and make available, upon reasonable notice, the senior management employees of RMS, the Company or its Subsidiaries (i) for their participation in any “road shows” for the Debt Financing and (ii) to respond to questions and inquiries of financing sources and investors in regard to the Debt Financing; provided that the GE Parties will accept no liability in respect of any such activities and each definitive agreement with respect to the Debt Financing shall incorporate, where appropriate, a disclaimer of such liability reasonably acceptable to the GE Parties.

          (b)     As soon as practicable and, in any event, prior to August 15, 2002, the GE Parties (i) shall deliver to the Acquiror and to each of the financing sources identified by the Acquiror for the Debt Financing (A) an unaudited balance sheet of the Company and its consolidated Subsidiaries at June 30, 2002, and the related unaudited statement of income and cash flows of the Company and its consolidated Subsidiaries (including RMS) for the six-month period then ended prepared in conformity with Section 3.06 (the “Updated Financial Statements”) and (B) (i) historical audited and unaudited financial statements (including selected financial data) and pro forma financial statements that comply with either (1) the requirements of Regulations S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a registration statement on Form S-1 or S-4 in connection with an offering of debt securities by RMS or the Company or (2) such requirements except as the staff of the SEC may permit RMS or the Company by waiver of such requirements (in either case (1) or (2), together with customary reports and “comfort” letters of RMS’s or the Company’s independent public accountants) (collectively, the “Financial Information”) and (ii) shall provide and make available, and shall cause RMS, the Company and its Subsidiaries to provide and make available, upon reasonable notice, the senior management employees of RMS, the Company or its Subsidiaries for their participation in the preparation of a private placement memorandum and any registration statement on Form S-1 or S-4 in connection with an offering of debt securities by RMS or the Company.

          SECTION 5.21. Transaction Financing. (a) The Acquiror agrees to use commercially reasonable efforts to complete the Transaction Financing described in the Commitment Letter and the Equity Financing Letter, respectively, on or prior to September 30, 2002, or as soon thereafter as reasonably possible.

          (b)     In the event that (i) the GE Parties shall have delivered the Financial Information to the Acquiror on or prior to August 15, 2002, and (ii) issuance of all or any portion of the Securities (as defined in the Commitment Letter) as contemplated by the Commitment Letter shall not have been completed on or prior to October 31, 2002, by no later than the fifth Business Day thereafter, the Acquiror shall take all steps necessary to consummate the transactions contemplated herein and to obtain the Senior Credit Facilities (as defined in the Commitment Letter) in accordance with the terms and conditions of the Commitment Letter, subject to the satisfaction of Section 8.02 hereunder.

          (c)     In the event that the Acquiror cannot cause the Debt Financing by RMS to be completed due to the assertion of a Bank Market MAC or a High Yield Market MAC (in each case, as defined in the Commitment Letter), the GE Parties shall, in their sole discretion, have the option to replace the Debt Financing with a senior credit facility issued on the same economic terms and substantially similar non-economic terms as the Senior Credit Facilities to Acquiror by one or more of the Affiliates of the GE Parties (the “GE Financing”) and, if all of the conditions have been satisfied under Section 8.02, by no later than the fifth Business Day thereafter, the Acquiror shall draw on the full amount of its Equity Financing under the Equity Financing Letter and take all steps necessary to consummate the transaction.

          (d)     In addition to any rights they may have under Section 5.21(c), the GE Parties shall, in their sole discretion and at any time, have the option to replace the Senior Credit Facilities with GE Financing and, if all of the conditions have been satisfied under Section 8.02, by no later than the fifteenth Business Day thereafter, the Acquiror shall draw on the full amount of its Equity Financing under the Equity Financing Letter and take all steps necessary to consummate the transaction.

          (e)     Notwithstanding the satisfaction of the conditions set forth in Section 8.02, the Acquiror shall not be compelled to consummate the transactions contemplated herein prior to the earlier to occur of (i) the consummation of either the Debt Financing or the GE Financing or (ii) October 31, 2002.

          SECTION 5.22. Payment of Intercompany Accounts. At or prior to the Closing, the GE Parties shall cause, or shall have caused, all outstanding obligations for money owed (including all non-trade accounts receivable) between the GE Parties and its Subsidiaries (other than RMS, the Company and its Subsidiaries), on the one hand, and the Company, RMS, GEIS GMBH or any of their Subsidiaries, on the other hand, to be paid or settled other than obligations that reflect amounts owed for actual services performed or goods delivered in the ordinary course.

          SECTION 5.23. Exclusivity. From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, none of the GE Parties nor any of its Subsidiaries, officers, directors, employees or agents will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (i) liquidation, dissolution, or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination, in each case involving RMS, the Company or its Subsidiaries or all or any material portion of the assets of RMS, the Company and its Subsidiaries; or (b) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or agree to or endorse in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing.

          SECTION 5.24. Stockholders Agreement. At or prior to the Closing, GE or an applicable Affiliate of GE, RMS and the Acquiror shall execute and deliver a stockholders agreement on those terms set forth in the term sheet contained in Exhibit J and such other terms as the parties to such agreement may agree (the “Stockholders Agreement”).

          SECTION 5.25. Frustration of Closing. From the date hereof until the Closing Date, each of the Acquiror and the GE Parties agrees not to take any action that would reasonably be expected to delay, impair, impede or frustrate the consummation of the transactions contemplated herein.

          SECTION 5.26. Other Transactions. Prior to the Closing, the GE Parties shall cause the transactions set forth in Section 5.26 of the Disclosure Schedule (the “Other Transactions”) to occur. In the event that the GE Parties determine that any or all of the Other Transactions require amendment or modification and such amendment or modification (a) will not have a detrimental effect on the financial or economic interests of Acquiror with respect to the transactions contemplated herein or (b) will have a detrimental but not material effect on the financial or economic interests of Acquiror with respect to the transactions contemplated herein and GE reimburses the Acquiror for the costs associated with such detrimental effect, GE shall be permitted to amend or modify such Other Transactions; provided, however, that in no event shall the GE Parties make any amendment or modification to the Other Transactions which adversely affects the parties’ ability to make the elections under Section 338 of the Code and provisions of state law as contemplated by the Tax Matters Agreement, or to the parties’ ability to treat the transactions contemplated by this Agreement as a recapitalization for accounting purposes.

ARTICLE VI

EMPLOYEE MATTERS

          SECTION 6.01. Employee Matters. With respect to employee matters, the parties have made the agreements and covenants as set forth in Exhibit B to this Agreement.

ARTICLE VII

TAX MATTERS

          SECTION 7.01. Tax Matters Agreement. All representations, warranties, covenants and agreements among the parties with respect to Tax matters, including any indemnification obligations, are set forth in the Tax Matters Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of the GE Parties. The obligation of the GE Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; (ii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) the GE Parties shall have received a certificate of the Acquiror to such effect signed by a duly authorized executive officer.

(b) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under non-U.S. antitrust and competition laws shall have been made or obtained.

(c) No Governmental Order. There shall be no Governmental Order in effect that enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section

8.01(c) shall not be available to the GE Parties if they do not use commercially reasonable efforts to resist, resolve or lift such Governmental Order.

(d) Other Agreements. The Acquiror shall have executed and delivered to the GE Parties the Services Agreement, the Stockholders Agreement and the Intellectual Property Agreement and License.

(e) Receipts of Consents. All consents and approvals listed in Section 4.04 of the Disclosure Schedule shall have been obtained.

          SECTION 8.02. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the GE Parties contained in this Agreement, the Intellectual Property Agreement and License and in the Tax Matters Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except to the extent that any breaches of such representations and warranties have not had or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (ii) the covenants contained in this Agreement, the Intellectual Property Agreement and License, and in the Tax Matters Agreement to be complied with by the GE Parties on or before the Closing shall have been complied with in all material respects; and (iii) the Acquiror shall have received a certificate of the GE Parties to such effect signed by a duly authorized executive officer of each.

(b) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under non-U.S. antitrust and competition laws shall have been made or obtained.

(c) No Governmental Order. There shall be no Governmental Order in effect that enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.01(c) shall not be available to the Acquiror if it does not use commercially reasonable efforts to resist, resolve or lift such Governmental Order.

(d) Other Agreements. Each of the GE Parties, RMS, and the Company shall have executed and delivered, or cause to be executed and delivered, to the Acquiror the Services Agreement, the Stockholders Agreement and the Intellectual Property Agreement and License.

(e) Receipt of Consents. All consents and approvals listed in Section 3.05 of the Disclosure Schedule shall have been obtained.

(f) Absence of Material Adverse Change. Since the date of this Agreement, there shall not have been any change, effect, event, occurrence or state of facts, or series thereof, that (i) is, or is reasonably likely to be, materially adverse to the business, Assets, condition (financial or otherwise), operations, liabilities (whether contractual or otherwise) or properties of RMS, the Company and its Subsidiaries as a whole, or (ii) has caused a material disruption or material adverse change in the financial or capital markets generally or in the market for syndicated credit facilities that (A) would in the good faith discretion of CSFB be expected to materially adversely affect the syndication of the Senior Credit Facilities and (B) is continuing; provided, however, that, with respect to clause (i), any adverse effect arising out of or resulting from the entering into, announcement or consummation of the transactions contemplated by or the performance of obligations under the Transaction Agreements shall not constitute a material adverse change hereunder.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the GE Parties and the Acquiror;

(b) by either the GE Parties or the Acquiror if the Closing shall not have occurred within 180 days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by either the GE Parties or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated herein.

          SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Sections 5.04 and 5.05, and Article XI; provided, however, that nothing in this Agreement shall relieve either the GE Parties or the Acquiror from liability for any willful, knowing or intentional breach of this Agreement.

          SECTION 9.03. Extension; Waiver. At any time prior to the Closing, either the GE Parties or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.

Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

          SECTION 10.01. Indemnification by the GE Parties. (a) Subject to Sections 10.01(b), 10.03 and 11.01 of this Agreement, the GE Parties shall, jointly and severally, indemnify, defend and hold harmless the Acquiror, the Company, RMS, their respective Affiliates and their respective Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy of any representations and warranties made by the GE Parties in this Agreement (other than the representation and warranty made in Section 3.12(b)) or in the certificate delivered pursuant to Section 8.02(a);

(ii) any failure by the GE Parties to perform any of their covenants or agreements under this Agreement;

(iii) any liability relating to the disputes set forth in items A.1., B.1., B.3. and C of Section 3.08 of the Disclosure Schedule; or

(iv) the inaccuracy of the representation and warranty made by the GE Parties in Section 3.12(b) or in the certificate delivered pursuant to Section 8.02(a).

          (b)     Notwithstanding any other provision to the contrary, (i) the GE Parties shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses (other than Losses arising from a breach of or inaccuracy in the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11(a) and 3.22 for which the limitations set forth in subclause (C) of clause (i) of this Section 10.01(b) and clause (ii) of this Section 10.01(b) shall not apply) pursuant to Sections 10.01(a)(i) or 10.01(a)(iv), (A) if such claim or demand was accepted in connection with the Post-Closing Adjustment procedures set forth in Sections 2.07 through 2.09, (B) with respect to any claim unless such claim involves Losses in excess of $25,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses) and (C) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $20 million, after which the GE Parties shall be obligated for all Losses of the Acquiror Indemnified Parties in excess of $20 million, but only if such Losses also meet the requirements of subclauses (A) and (B) of clause (i) of this Section 10.01(b); and (ii) the cumulative indemnification obligation of the GE Parties under Sections 10.01(a)(i) and 10.01(a)(iv) shall in no event exceed $100 million. For purposes of Section 10.01(a)(i) and this Section 10.01(b), any inaccuracy of a representation or warranty (whether in the Agreement or a certificate delivered pursuant to Section 8.02(a)) shall be determined without regard to any qualification related to materiality or Material Adverse Effect. For the purposes of Section

10.01(a)(iv), any Acquiror Indemnified Parties’ Losses shall be limited to those costs and expenses arising from the Acquiror’s successful litigation against a Third Party for any infringement by such Third Party of the Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries.

           SECTION 10.02. Indemnification by the Acquiror. (a) Subject to Sections 10.02(b), 10.03 and 11.01, the Acquiror shall indemnify, defend and hold harmless the GE Parties, their respective Affiliates and their respective Representatives (collectively, the “GE Indemnified Parties”) against and reimburse any GE Indemnified Party for all Losses, that such GE Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy of any representations and warranties made by the Acquiror in this Agreement or in the certificate delivered pursuant to Section 8.01(a); or

(ii) any failure by the Acquiror to perform any of its covenants or agreements under this Agreement.

          (b)     Notwithstanding any other provision to the contrary, (i) the Acquiror shall not be required to indemnify, defend or hold harmless any GE Indemnified Party against, or reimburse any GE Indemnified Party for, any Losses (other than Losses arising from a breach of or inaccuracy in the representations and warranties set forth in Sections 4.01, 4.02, 4.08 and 4.09 for which the limitations set forth in subclause (B) of clause (i) of this Section 10.02(b) and clause (ii) of this Section 10.02(b) shall not apply) pursuant to Section 10.02(a)(i), (A) if such claim or demand was accepted in connection with the Post-Closing Adjustment procedures set forth in Sections 2.07 through 2.09 or (B) unless such claim involves Losses in excess of $25,000 and until the aggregate amount of such Losses exceeds $20 million, after which the Acquiror shall be obligated for all Losses of the GE Indemnified Parties in excess of $20 million and (ii) the cumulative indemnification obligation of the Acquiror under Section 10.02(a)(i) shall in no event exceed $100 million. For purposes of Section 10.02(a)(i) and this Section 10.02(b), any inaccuracy of a representation or warranty (whether in the Agreement or a certificate delivered pursuant to Section 8.02(a)) shall be determined without regard to any qualification related to materiality or Material Adverse Effect.

          SECTION 10.03. Notification of Claims. (a) A Person that may be entitled to be indemnified under any of the Transaction Agreements, other than the Tax Matters Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X, except to the extent that the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement.

          (b)     The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party in accordance with Section 10.03(a) of the commencement of or assertion of any Third Party Claim, to assume the defense and control the settlement of such Third Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted in the Third Party Claim and the claims for equitable relief are incidental to the claims for money damages; provided, however, that the Indemnified Party shall have the sole right, in its discretion, to assume the defense of and control any settlement of any Third Party Claim arising out of the use or ownership of any Intellectual Property. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Section 10.03(b). The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps necessary in the defense or settlement of such Third Party Claim. The GE Parties or the Acquiror, as the case may be, shall, and shall cause each of its Controlled Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Section 10.03(b), shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. Notwithstanding the foregoing, in no event shall the Indemnifying Party agree to a settlement that involves injunctive or equitable relief or a restriction in any manner on the ability of the Acquiror to operate its business or on the ability of the GE Parties to conduct their businesses without the written consent of the Indemnified Party, which may be withheld in their sole discretion.

          (c)     In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the

Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.12.

          SECTION 10.04. Exclusive Remedies. Except with respect to the matters covered by Sections 2.07 through 2.09, the GE Parties and the Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.01 and 10.02 shall be the sole and exclusive remedies of the GE Parties and the Acquiror, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to the Closing.

          SECTION 10.05. Additional Indemnification Provisions. The GE Parties and the Acquiror agree for themselves and on behalf of their respective Controlled Affiliates and Representatives that with respect to each indemnification obligation in any Transaction Agreement or any other document executed in connection with the Closing (a) each such obligation shall be calculated on an After-Tax Basis, provided that the concept of After-Tax Basis as defined herein shall not apply to any obligation under the Tax Matters Agreement and (b) all Losses shall be net of any third party insurance proceeds which either have been recovered by, or are recoverable by, the Indemnified Party in connection with the facts giving rise to the right of indemnification. Notwithstanding the foregoing, with respect to clause (b), the amount of any such insurance proceeds shall not reduce the amount of Losses for which the Indemnifying Party is responsible to the extent that the Indemnified Party can establish that the recovery of such proceeds will result in the termination of a material applicable insurance policy or a material retrospective or retroactive premium adjustment as a result of such claim.

ARTICLE XI

GENERAL PROVISIONS

          SECTION 11.01. Survival. The representations and warranties of the parties and the covenants and agreements of the parties which are required by their terms to be performed on or prior to the Closing Date contained in or made pursuant to this Agreement or any certificate furnished pursuant to this Agreement shall survive the Closing Date until, and claims based upon or arising out of such representations and warranties or covenants and agreements may be asserted at any time before, 5:00 p.m. Eastern time on the date that is eighteen (18) months after the Closing Date (as applicable, the “Survival Period”), at which time, such representations, warranties, covenants and agreements shall expire and terminate; provided, however, that (a) the representations and warranties set forth in Sections 3.13 and 3.15 shall survive the Closing for the applicable statute of limitations (including any applicable extensions), at which time such representations and warranties shall expire and terminate; and (b) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.11(a), 3.22, 4.01, 4.02, 4.06 and 4.08 shall survive without limitation. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the Survival Period. The agreements and covenants which are required by their terms to be performed after the Closing Date contained in this

Agreement including Section 9.02 shall survive the Closing Date indefinitely or in accordance with their applicable term, if any, or until fully performed.

          SECTION 11.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the GE Parties will pay all expenses incurred by the GE Parties or the Company or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements.

          SECTION 11.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

          (a)      if to the GE Parties:

General Electric Company
3135 Easton Turnpike, W3A24
Fairfield, CT 06431
Attention: Vice President and Senior Counsel for Transactions
Facsimile: (203) 373-3008

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Attention: John A. Marzulli, Jr.
Facsimile: (212) 848-7179

          (b)      if to the Acquiror or the Company (after the Closing):

Global Acquisition Company
c/o Francisco Partners, L.P.
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025
Attention: Gerald R. Morgan
Facsimile: (650) 233-2999

with a copy to:

Jones, Day, Reavis & Pogue
2882 Sand Hill Road, Suite 240
Menlo Park, CA 94025
Attention: S.M. McAvoy
Facsimile: (650) 739-3900

          SECTION 11.04. Public Announcements. Prior to the Closing, except as may be required by Law or stock exchange rules, no party to this Agreement or any controlled Affiliate or Representative of such party shall make any public announcements (including any filings made with the SEC) or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

          SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

          SECTION 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the GE Parties and the Acquiror with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the GE Parties or their Controlled Affiliates and the Acquiror or its Affiliates with respect to the subject matter of the Transaction Agreements.

          SECTION 11.07. Assignment. This Agreement may not be assigned by any party hereto without the other party’s written consent, except (a) that the Acquiror shall be entitled to assign all or any part of its rights or obligations under this Agreement (i) to or for the account of any financing sources solely and specifically for the purpose of securing the Debt Financing, and (ii) to one or more of its direct or indirect wholly-owned subsidiaries, which assignment, in each case, shall not release the Acquiror from its obligations under this Agreement and (b) that the GE Parties may assign all or any part of their rights or obligations under this Agreement to any of their Affiliates, which assignment shall not affect the GE Parties’ obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

          SECTION 11.08. No Third-Party Beneficiaries. Except as provided in Article X with respect to GE Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.09. Amendment. No provision of any Transaction Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

          SECTION 11.10. Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. During the period prior to the Closing Date, the GE Parties shall make a good faith effort to advise the Acquiror, and the Acquiror shall make a good faith effort to advise the GE Parties, in writing if to the Knowledge of the GE Parties or the Acquiror (a) any fact or condition exists that causes or constitutes a material breach of any of the GE Parties’ or the Acquiror’s respective representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or would reasonably be likely to (except as contemplated by this Agreement) cause or constitute a Material Adverse Effect of any such representation or warranty on the Closing Date; provided that the failure of either party to perform its obligations under this Section 11.10 shall not give rise to any rights under Sections 8.01(a), 8.02, 10.01 or 10.02. Except as set forth in the immediately preceding sentence, such notice shall not limit or otherwise affect any right or remedy of the Acquiror under this Agreement or be deemed to amend or cure or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

          SECTION 11.11. Dispute Resolution. (a) Except as set forth in Sections 2.04 and 2.09, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 11.11 and Section 11.13. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

          (b)     Any party seeking resolution of a Dispute shall first submit the Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will continue for at least 60 days unless the mediator chooses to withdraw sooner.

          (c)     All communications among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

          SECTION 11.12. Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other Transaction Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the conflicts of law principles of such state. Each of the GE Parties and the Acquiror agrees that if any Dispute is not resolved by mediation undertaken pursuant to Section 11.12, such Dispute shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the GE Parties and the Acquiror by this Agreement irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court;

(b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to any of the Transaction Agreements, or its performance under or the enforcement of the Transaction Agreements;

(d) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

(e) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

          SECTION 11.13. Rules of Construction. Interpretation of the Transaction Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including, without limitation,” unless otherwise specified, (d) the word “or” shall not be exclusive, (e) provisions shall apply, when appropriate, to successive events and transactions, (f) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements and (g) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          SECTION 11.14. Specific Performance. Each party acknowledges that certain of the obligations of the parties required by this Agreement to be performed after the Closing are unique. If after the Closing any party should breach any of its covenants or agreements under Sections 5.12, 5.15 and 5.18 or under any document related thereto, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

           SECTION 11.15. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Remainder of this page left intentionally blank]

          IN WITNESS WHEREOF, the GE Parties and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By	/s/ Gary Reiner Name: Gary Reiner Title: Senior Vice President & Chief Information Officer

GE INVESTMENTS, INC.

By	/s/ Gary Reiner Name: Gary Reiner Title: Senior Vice President & Chief Information Officer

GLOBAL ACQUISITION COMPANY

By	/s/ Brian J. Ruder Name: Brian Ruder Title: Vice President

EXHIBIT A

DEFINITIONS

“Accountants’ Report” shall have the meaning set forth in Section 2.07(a).

“Acquired Business” shall have the meaning set forth in Section 5.15(b).

“Acquired Company” shall have the meaning set forth in Section 5.15(b).

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.01(a).

“Acquiror’s Bankers” shall have the meaning set forth in Section 4.08.

“Action” means any claim, action, suit, hearing, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the GE Parties shall not be deemed Affiliates of the Acquiror nor, after the Closing, of the Company or its Subsidiaries.

“After Tax Basis” means that, without delaying payment to the Indemnified Party of any Losses, (i) in determining the amount of the payment necessary to indemnify the Indemnified Party against Losses, the amount of such Losses shall, to the extent that such Indemnified Party has previously realized any reduction in income or franchise Tax as a result of sustaining such Losses, be determined net of a reduction in Tax calculated as 35% of the Losses associated with such Tax reduction, (ii) to the extent that, after payment of Losses to an Indemnified Party, such Indemnified Party thereafter realizes any reduction in income or franchise Tax as a result of having sustained such Losses which have not been treated under clause (i) as having reduced Tax, such Indemnified Party shall repay to the Indemnifying Party within ten Business Days of such realization an amount calculated as 35% of the Losses associated with such Tax reduction, (iii) to the extent that, as a result of any indemnification payment, such Indemnified Party would realize any increase in income or franchise Tax, the amount of such indemnification payment shall be increased by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt of such indemnification payment (as so increased), calculated as 35% thereof, and (iv) to the extent that any such reduction or increase in Tax is reversed, payments under this definition shall be recalculated and refunds made within ten Business Days.

“Agreement” means this Recapitalization Agreement among the GE Parties and the Acquiror, dated June 21, 2002 including the Disclosure Schedule and the Exhibits and all amendments to such agreement made in accordance with Section 11.10.

“Ancillary Agreements” means the Services Agreement, the Intellectual Property Agreement and License, and the Tax Matters Agreement, and each agreement, document, instrument or certificate contemplated by this Agreement to be executed by the GE Parties, RMS, the Company or the Acquiror in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Assets” means the assets of every type and description that are owned, leased or licensed by RMS, the Company or any Subsidiary.

“Assigned Agreements” shall have the meaning set forth in Section 5.16(a).

“Associated Companies” shall have the meaning set forth in the Transaction Accounting Principles.

“Bridge Loans” shall have the meaning set forth in the Commitment Letter.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Capital Markets Activity” shall include any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Cash Equivalents” shall have the meaning set forth in the Transaction Accounting Principles.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Adjustment” shall have the meaning set forth in Section 2.04(a).

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Notice” shall have the meaning set forth in Section 2.04(b).

“COBRA” shall have the meaning set forth in Exhibit B.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 4.09(a).

“Company” shall have the meaning set forth in the Preamble.

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“Company Shares” means the issued and outstanding shares of capital stock of the Company.

“Confidential Information” shall have the meaning set forth in Section 5.04(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Consultation Period” shall have the meaning set forth in Section 2.08(b).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Controlled Group” shall have the meaning set forth in Section 3.15(h).

“CSFB” shall have the meaning set forth in Section 4.08.

“Current Assets” means those assets of RMS, the Company and its Subsidiaries which are classified as current in accordance with the Transaction Accounting Principles, including accounts receivable (net of reserves), cash and Cash Equivalents, amounts due from GE Capital Corporation and its Affiliates, other receivables (Associated Companies), sundry receivables (net of allowances), purchase of exchange, amounts due from GE and its Affiliates, deferred charges, allowance for losses in investments, other miscellaneous securities, deferred U.S. income taxes, deferred foreign income taxes and other assets that will be converted into cash within one year or less.

“Current Liabilities” means those liabilities of RMS, the Company and its Subsidiaries which are classified as current in accordance with the Transaction Accounting Principles, including accounts payable, U.S. federal and state taxes accrued, foreign taxes accrued, social security tax accrual, other taxes accrued, accounts payable (consolidated Subsidiaries), sundry losses reserve, sale of exchange, GE insurance accrual, collections under employee plans (excluding pension), sundry creditors, vacation accrual, accrual for discounts and allowances, incentive compensation accrued, payroll accrual, other pension costs accrual, savings and security costs accrued, home leave accrued, deferred income and all other liabilities that will become due for payment within one year or less; any current amount due under the Notes will be excluded from the calculation of Current Liabilities.

“Customer” means any Person that purchases any type of product or service from RMS, the Company or its Subsidiaries as of the date hereof.

“Debt Financing” shall have the meaning set forth in Section 4.09(a).

“Default Recovery Activities” shall include the exercise of any rights or remedies in connection with any Financing, Insurance, Leasing or Other Financial Services Activity (whether such rights or remedies arise under any agreement relating to such Financing, Insurance, Leasing or Other Financial Services Activity, under applicable Law

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or otherwise) or in connection with the purchase or sale of goods and services including any foreclosure, realization or repossession of any collateral or other security for any Financing (including the equity in any entity or business), Insurance, or Other Financial Services Activities or any property subject to any Leasing.

“De Minimis Business” means (a) any minority equity investment in excess of $20 million by GE or any of its Subsidiaries in any Person that, at the time of such investment, engages in the EDI Business and (x) in which GE or such Subsidiary does not have the right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such entity, or (y) in which GE and its Subsidiaries collectively hold (1) on the date hereof, not more than 20% of the outstanding voting securities or similar equity interests, except as set forth in Section 5.15(b) of the Disclosure Schedule and provided that, after the Closing Date, such amount shall not be increased if it is more than 10% on the date hereof, or (2) with respect to a minority investment made after the Closing Date, not more than 10% of the outstanding voting securities or similar equity interests, or (b) any business activity that would otherwise violate Section 5.15 that is carried on by an Existing Business or Acquired Company but only if, as of the date hereof or at the time of such acquisition, as appropriate, the revenues derived from the Existing Business or that portion of the Acquired Company that engages in the EDI Business constitute less than 15% of the annual gross revenues of the Company and its Subsidiaries on the date hereof.

“Disclosure Schedule” means the disclosure schedule delivered by the GE Parties to the Acquiror and which forms a part of this Agreement.

“Dispute” shall have the meaning set forth in Section 11.11(a).

“EDI Business” means the business of (a) providing, as a third party service intermediary, an electronic service (whether access is provided through a private network or the internet) over which Trading Partners may accomplish the computer (whether mainframe, server, desktop, laptop or handheld) to computer exchange of purchase documents (such as purchase orders, order acknowledgements, invoices, remittance advices and payment instructions) in standardized formats, including, but not limited to, standards approved by the Accredited Standards Committee X12 of the American National Standard Institute, similar non-U.S. standards making organizations, or similar organizations that establish standards in the extensible mark-up language (“XML”), or in other software languages, in order to implement a purchase and sale transaction between such Trading Partners or (b) providing software that operates in conjunction with such or similar electronic services to create and communicate such purchase documents between the Trading Partners, provided that the term EDI Business shall not include a business that (x) functions solely for a GE Business Purpose or (y) solely facilitates business to consumer or consumer to consumer transactions.

“Employee Plans” shall have the meaning set forth in Section 3.15(a).

“Environmental Law” means any Law relating to pollution or protection of human health or the environment, including the use, handling, transportation, generation,

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treatment, storage, disposal, recycling or Release of Hazardous Materials and exposure to Hazardous Materials in the workplace.

“Environmental Permit” means any permit, approval, identification number, registration, variance, license or other authorization required under or issued pursuant to any Environmental Law.

“Equity Financing” shall have the meaning set forth in Section 4.09(b).

“Equity Financing Letter” shall have the meaning set forth in Section 4.09(b).

“Equity Interests” means RMS’s, the Company’s or any of its Subsidiaries’, as applicable, interest in the capital stock or other equity of those Persons, which are set forth on Exhibit C.

“Equity Financing” shall have the meaning set forth in Section 4.09(b).

“Equity Financing Letter” shall have the meaning set forth in Section 4.09(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Evaluation Material” shall have the meaning set forth in the Confidentiality Agreement.

“Existing Business” means the business of GE and its Subsidiaries as of the date hereof, excluding the business of the Company and its Subsidiaries.

“Final Working Capital Statement” shall have the meaning set forth in Section 2.08(c).

“Financial Information” shall have the meaning set forth in Section 5.20(b).

“Financial Services Business” means any activities undertaken in connection with or in furtherance of (a) any Capital Markets Activity that is also a De Minimis Business, (b) Financing, (c) Leasing, (d) Default Recovery Activities, (e) Other Financial Services Activities, (f) any Securities Activity that is also a De Minimis Business or (g) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, businesses processes or software.

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Financing” means the making, entering into, purchase of, or participation in (including, without limitation, syndication or servicing activities) (a) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature, (b) non-voting preferred equity investments, and (c) investments as a limited partner in a partnership or as a member of a limited liability company in which another person who is not an Affiliate is a management member.

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“Foreign Plan” shall have the meaning set forth in Section 3.15(e).

“GE” shall have the meaning set forth in the Preamble.

“GEII” shall have the meaning set forth in the Preamble.

“GE Business Purpose” means providing any electronic products, services (whether access is provided through a private network or the internet), or software to facilitate the computer (whether mainframe, server, desktop, laptop or handheld) to computer exchange of purchase documents (such as purchase orders, order acknowledgements, invoices, remittance advices and payment instructions) for the products, commodities and services of or for any business unit of GE (including sales of non-GE products, commodities or services when (i) such business unit is compensated as a distributor, sales agent or similar intermediary, or (ii) when the products, commodities or services are sold pursuant to a collaborative sales arrangement (such as an on-line exchange) which also sells the products, commodities or services of such GE business unit, provided that products, commodities and services of such business unit are not EDI Business products or services.

“GE Financing” shall have the meaning set forth in Section 5.21(c).

“GE Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“GE Monogram License Agreement” shall have the meaning set forth in Section 5.18.

“GE Name and GE Marks” shall have the meaning set forth in Section 5.09(a).

“GE Ownership Value” shall be 10% times the Total Equity Value.

“GE Parties” shall have the meaning set forth in the Preamble.

“GE Parties’ Banker” shall have the meaning set forth in Section 3.22.

“GE Parties’ LCs” shall have the meaning set forth in Section 5.07.

“GEPP” shall have the meaning set forth in Exhibit B.

“GES&SP” shall have the meaning set forth in Exhibit B.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Authority.

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“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radiation and radioactive materials, asbestos containing materials, molds and other harmful biologic agents, leaded paints and polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as hazardous or toxic or as a pollutant, contaminant or waste pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person as lessee under leases that have been, in accordance with U.S. GAAP, recorded as capital leases and (c) all direct or indirect guarantees of such Person in respect of any indebtedness referred to in clauses (a) and (b) above.

“Indemnified Party” shall have the meaning set forth in Section 10.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.03(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.08(c).

“Initial Working Capital Statement” shall have the meaning set forth in Section 2.07(a).

“Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the laws or regulations in effect in any jurisdiction in which the restriction set forth in Section 5.15(a) applies.

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, including all goodwill associated therewith and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (d) confidential and proprietary information, including trade secrets and know-how.

“Intellectual Property Agreement and License” shall have the meaning set forth in Section 5.11.

“Interest Rate” means an interest rate per annum equal to the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

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“IRS” means the Internal Revenue Service.

“Knowledge of the GE Parties” or “GE Parties’ knowledge” means the actual knowledge, after reasonable inquiry, of the Chairman of GE, any Vice Chairman of GE, the Senior Vice President - Finance of GE, the Senior Vice President - Human Resources of GE, the Senior Vice President and Chief Information Officer of GE, the Senior Vice President - General Counsel and Secretary of GE, the President and Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Vice President for Global Technology Operations of the Company, the Chief Information Officer of the Company, the Vice President and General Counsel of the Company or the Vice Presidents for Global Marketing and Business Development of the Company.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, common law, order or other requirement or rule of law.

“Leased Real Property” means real property leased (or otherwise occupied but not owned) by the Company or any of its Subsidiaries.

“Leasing” means the rental leasing, or financing under or syndication of operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, charge of any kind or interest, option or similar restriction or limitation, including, without limitation, any restriction on the right to sell or otherwise dispose of the property in question.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees).

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts, or series thereof, that is, or is reasonably likely to be, materially adverse to the Assets, condition (financial or otherwise), operations, liabilities (whether contractual or otherwise) or properties, of RMS, the Company and its Subsidiaries as a whole; provided, however, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the United States economy generally or the economy generally of any other country or jurisdiction in which the Company or any of its Subsidiaries operates, or (ii) the electronic commerce industry generally in any country in which RMS, the Company or any of its Subsidiaries operates or (b) the entering into, announcement or consummation of the transactions contemplated by or the performance of obligations under the foregoing or the Transaction Agreements shall not constitute a Material Adverse Effect.

“Material Contract” means (a) any contract creating any partnership or joint venture to which RMS, the Company or any Subsidiary is a party or otherwise bound, (b) the EDI Express, Tradenet or other Interchange service contracts with those Material Customers described in (i) of the definition of Material Customer or any contracts with

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Customers or suppliers of RMS, the Company and any of its Subsidiaries which by its terms resulted in payments to RMS, the Company or its Subsidiaries, in excess of $1,000,000 in 2001, (c) any contracts with independent sales representatives and commission agents paid more than $250,000 by RMS, the Company or any of its Subsidiaries in 2001, (d) any other contract which by its terms requires payments by the RMS, Company or any of its Subsidiaries in excess of $1,000,000 in any one fiscal year that is not cancelable on thirty (30) days’ notice by RMS, the Company or any of its Subsidiaries without payment of penalty or premium, (e) any contract containing a covenant limiting the freedom of RMS, the Company or any of its Subsidiaries to engage in any business or to compete with any Person, (f) any contracts (including purchase orders, franchise agreements and undertakings or commitments) with any Governmental Authority not made in the ordinary course of business in an amount in excess of $1,000,000, (g) except for “shrink wrap” and similar widely available commercial end user licenses, any license of Intellectual Property to RMS, the Company or any of its Subsidiaries which by its terms required payments in excess of $100,000 in 2001.

“Material Customers” means each of the following customers: (i) the Company’s 25 largest customers in 2001 for its Interchange products and services based on aggregate revenue and 25 largest customers in 2001 for the EDI Express and Tradenet service lines, taken as a whole, based on aggregate kilocharacter volume, (ii) the Company’s 25 largest customers in 2001 for its GEIO products and services based on aggregate revenue, (iii) the Company’s 10 largest customers in 2001 for its Marketplace products and services based on aggregate revenue, and (iv) the Company’s 10 largest customers in 2001 for its Integration products and services based on aggregate revenue.

“Material Permits” shall have the meaning set forth in Section 3.10.

“Material Subsidiaries” means the Subsidiaries of the Company listed on Exhibit D to this Agreement, which are the only Subsidiaries of the Company whose business, financial condition and results of operations are material to the business of the Company and its Subsidiaries.

“Material Suppliers” means the suppliers to RMS, the Company and its Subsidiaries whose supply to the Company of goods or services in 2001 was in excess of $1,000,000.

“Non-Compete Period” shall have the meaning set forth in Section 5.15(a).

“Notes” shall have the meaning set forth in Section 5.26 of the Disclosure Schedule.

“Notice of Disagreement” shall have the meaning set forth in Section 2.08(a).

“Off-Balance Sheet Arrangement” means any joint venture agreement, partnership agreement or any other similar contract associated with off-balance sheet financing by the Company between and/or among the Company and its Subsidiaries or RMS and any unconsolidated entity or other Person, including, but not limited to, any structured finance, special purpose or limited purpose entity or Person that relates to or

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affects the business of RMS, the Company or its Subsidiaries, except as identified on the Financial Statements.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of or for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back office billing, processing, collection and administrative services, or products or services related or ancillary to any of the foregoing.

“Other Transactions” shall have the meaning set forth in Section 5.26.

“Owned Real Property” means real property owned by RMS, the Company or any of its Subsidiaries.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Owned Real Property or materially interfering with the ordinary conduct of business; (e) Liens not created by the GE Parties, RMS, the Company or any Subsidiary of the Company that affect the underlying fee interest of any Leased Real Property; (f) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not individually or in the aggregate material to the relevant Owned Real Property or Leased Real Property, respectively; and (g) any set of facts an accurate up-to-date survey would show, provided such facts do not materially interfere with the present use, enjoyment and occupation of the relevant Owned Real Property or Leased Real Property, respectively.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.09.

“Properties” means the Owned Real Properties and the Leased Real Properties.

“Real Properties” shall have the meaning set forth in Section 3.13.

“Real Property Lease” means a lease, and any amendments thereto, with respect to the Leased Real Property.

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“Reference Statement of Working Capital” shall have the meaning set forth in Section 3.06(a).

“Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.12(e).

“Related Party Transaction” means any contract for the delivery of goods or services in the ordinary course of business as either a customer of, or supplier to RMS, the Company or any of its Subsidiaries between RMS, the Company or any of its Subsidiaries, on the one hand, and any GE Party or any Subsidiary of any GE Party (other than the Company or its Subsidiaries), on the other hand, in respect of the business of the Company and its Subsidiaries that, in each instance, is not on arm’s length terms.

“Release” means any active or passive release, spill, emission, leaking, pumping, injections, deposit, disposal, pouring, dumping, abandonment, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, including, without limitation, the discard of drums or other containers containing Hazardous Materials.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, financing sources, investment bankers or other representatives of such Person.

“Restructuring” shall have the meaning set forth in Section 5.16(b).

“Review Period” shall have the meaning set forth in Section 2.07(b).

“RMS Redemption Consideration” shall have the meaning set forth in Section 2.03(b).

“RMS Share Purchase Price” shall have the meaning set forth in Section 2.03(a).

“RMS Shares” means all of the issued and outstanding shares of capital stock of RMS immediately prior to the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (a) in the United States would be subject to the United States federal securities laws or the securities laws of any state of the United States or (b) outside of the United States within any other jurisdiction in which the restrictions set forth in Section 5.15(a) apply, would be subject to any law or regulation in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

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“Senior Executive” shall have the meaning set forth in Section 5.08.

“Services Agreement” shall have the meaning set forth in Section 5.13.

“Shares” means the Company Shares, RMS Shares and Subsidiary Shares collectively.

“Sponsor” shall have the meaning set forth in Section 4.09(b).

“Statement of Estimated Closing Working Capital” shall have the meaning set forth in Section 2.04(b).

“Stockholders Agreement” shall have the meaning set forth in Section 5.24.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person. For the purposes of this definition, RMS shall not be considered a Subsidiary of the Company.

“Subsidiary Shares” means the issued and outstanding shares of capital stock of certain subsidiaries of the GE Parties set forth on Exhibit G.

“Survival Period” shall have the meaning set forth in Section 11.01.

“Tax” or “Taxes” means all taxes of any kind, and all customs, levies, duties, imposts or other assessments, including all net income, capital gains, gross income, gross receipts, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, mortgage, occupation, capital stock, ad valorem, value added, transfer, documentary stamp, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any federal, state, local or foreign taxing authority under applicable Law.

“Tax Matters Agreement” shall have the meaning set forth in the Preamble.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

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“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Total Equity Value” shall mean $800,000,000 less (i) the Debt Financing or, if applicable, the GE Financing plus (ii) any Cash or Cash Equivalents in RMS immediately after Closing plus (iii) the lesser of (A) total transaction fees and expenses and (B) $12,000,000.

“Trade Secrets” shall have the meaning set forth in Section 3.12(f).

“Trademarks” shall have the meaning set forth in the Intellectual Property Agreement and License.

“Trading Partners” means persons who (a) are business organizations, (b) are independent third parties and thus are not Controlled Affiliates of GE conducting transactions with other Affiliates of GE and (c) utilize the electronic commerce service referred to in clause (a) of the definition of EDI Business to conduct business transactions between each other involving the purchase(s) of goods and services.

“Transaction Accounting Principles” means the accounting principles as consistently applied by the Company in preparation of the Financial Statements, as explained in Exhibit F.

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transaction Financing” means, collectively, the Debt Financing and the Equity Financing.

“Transferred Employees” shall have the meaning set forth in Exhibit B.

“Updated Financial Statements” shall have the meaning set forth in Section 5.20(b).

“U.S. GAAP” means the generally accepted accounting principles used in the United States.

“Working Capital” means, for the Company on a consolidated basis as of the close of business on the reference date, Current Assets minus Current Liabilities, in each case calculated in accordance with the Transaction Accounting Principles consistently applied.

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EXHIBIT B

EMPLOYEE MATTERS*

          SECTION 1. (a) Continued Employment. As of the Closing Date, the Acquiror agrees to, or to cause an Affiliate of the Acquiror to, continue to employ as “successor employer,” for purposes of applying the terms of the Employee Plans (without modification of the Acquiror’s obligations hereunder) all of the employees of the Company and its Subsidiaries (whether or not such employees are located in the United States) who are actively employed as of the Closing Date, as well as employees of the Company and its Subsidiaries who have rights of employment on return from any vacation, leave or other absence, and to offer continued employment with the Company and its Subsidiaries to employees of GE or its Subsidiaries who are assigned full-time to the Company and actively employed and those who have rights of employment on return from any vacation, leave or other absence as of the Closing Date (such employees of the Company and its Subsidiaries and those employees of GE or its Subsidiaries who accept such offer of continued employment referred to collectively as the “Transferred Employees”). Notwithstanding the preceding sentence, (i) no employee of the Company or any of its Subsidiaries (including employees of GE or its Subsidiaries assigned full-time to the Company) whose employment is terminated prior to the Closing Date shall be considered a Transferred Employee, (ii) the GE Parties shall be responsible for all claims relating to employee benefit obligations with respect to employees of the Company or any of its Subsidiaries who are receiving short-term or long-term disability benefits or who are otherwise absent from work (other than by reason of vacation or sick leave), as of the Closing Date until such time that the individuals are able to return to and present themselves for work with the Acquiror and (iii) the GE Parties shall be responsible for all claims relating to employee benefit obligations with respect to employees of GE or its Subsidiaries assigned full-time to the Company or any of its Subsidiaries who are receiving short-term or long-term disability benefits or who are otherwise absent from work (other than by reason of vacation or sick leave) as of the Closing Date until such time that the individuals are able to return to and present themselves for work with the Acquiror (at which time such individuals shall become Transferred Employees). For a period of at least one year following the Closing Date (or for such longer period as required by the Laws of any country other than the United States), each Transferred Employee shall be entitled to receive, while in the employ of the Acquiror or its Affiliates, the salary, base wages and incentive compensation and other variable compensation programs which in the aggregate is at least equal to that which was provided to such employee by the Company or its Subsidiaries immediately prior to the Closing Date. Neither the Acquiror, nor any of its Affiliates, shall be obligated, however, to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law. The Acquiror further agrees to, or to cause an Affiliate to, employ as a “successor employer,” for purposes of applying the terms of the Employee Plans (without modification of the Acquiror’s obligations hereunder), those employees of GE International, Inc. who are assigned to operations of the Company or its Subsidiaries, and, for purposes of this Exhibit B (including the above provisions of this Section 1(a)), such employees shall qualify as Transferred Employees. The remainder of this Section 1,

*	For the purposes of this Exhibit B, RMS shall be deemed to be a Subsidiary of the Company.

as well as Sections 2 and 3 set forth the benefits treatment to be afforded to Transferred Employees assigned to United States operations (including GEII employees temporarily stationed at Company operations outside of the U.S.). Section 4 sets forth the benefits treatment to be afforded to Transferred Employees assigned to non-United States operations.

          (b)     Acquiror Benefit Plans. For a period of at least one year following the Closing Date, the Transferred Employees, considered as a group, shall be eligible to receive employee benefits with a value that is substantially comparable in the aggregate to those benefits provided to the Transferred Employees under the Employee Plans in effect immediately prior to the Closing Date.

          (c)     GE Parties’ Benefit Plans. Except as otherwise specifically provided in this Agreement, neither the Acquiror, nor any of its Affiliates, shall assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in, any of the Employee Plans. Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, all Transferred Employees will cease any participation in, and any benefit accrual under, each of the Employee Plans.

          (d)     Layoff Benefits. Notwithstanding any of the foregoing to the contrary, the Acquiror agrees to, or to cause its Affiliates to, provide severance benefits (including continuation of Acquiror welfare benefits to the extent provided for by the Employee Plans immediately prior to the Closing) to any Transferred Employee who is laid off during the one-year period following the Closing Date in an amount that is at least equal to the layoff benefits that would have been paid to such employee pursuant to the terms of the GE Layoff Plan For Exempt Employees or the GE Job and Income Security Plan for Non-Exempt Salaried Employees, as applicable, as in effect on the Closing Date, to be calculated, however, on the basis of the employee’s compensation, benefits and service at the time of the layoff.

          (e)     Individual Employment Contracts. As of the Closing Date, the Acquiror shall assume, or cause any Affiliate to assume or retain, as the case may be, the Company’s or any of its Subsidiary’s obligations under each of the individual employment, termination, retention, severance or other similar contracts or agreements.

          (f)     Certain Severance Payments. Notwithstanding the provisions of Section 1(e) of this Exhibit B, the GE Parties shall retain or assume the responsibility for obligations pursuant to the Separation Agreements set forth in items 1.p, 1.q, 1.r and 1.s on Section 3.15(a)(ii) of the Disclosure Schedule and the Retention Letters set forth on Schedule A of this Exhibit B.

          (g)     Welfare Benefits. Except as otherwise expressly provided in this Exhibit B, the GE Parties or one of their Affiliates shall retain responsibility under the Employee Plans that are welfare benefit plans in which the Transferred Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Transferred Employees and their eligible dependents but only to the extent the claims were incurred prior to the Closing Date. The Acquiror and its Affiliates shall be responsible for all other welfare benefit claims made by the Transferred Employees and their eligible dependents to the extent such claims were incurred on or after the Closing Date.

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          (h)     Credit for Service. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits, but not for purposes of pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by the Acquiror or any of its Affiliates for the benefit of the Transferred Employees, such plan, program or arrangement shall credit such Transferred Employees for service earned on and prior to the Closing Date with the Company, any of its Affiliates or any of their respective predecessors in addition to service earned with the Acquiror or any of the Acquiror’s Affiliates after the Closing Date.

          (i)     Preexisting Conditions; Coordination. The Acquiror shall, and shall cause its Affiliates to, waive limitations on benefits relating to any preexisting conditions of the Transferred Employees and their eligible dependents. The Acquiror shall also recognize, and cause its Affiliates to recognize, for purposes of annual deductible and out-of-pocket limits under its health and dental plans, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under the GE Parties’ health and dental plans in the calendar year in which the Closing Date occurs.

          (j)     Vacations. The Acquiror shall, or shall cause its Affiliates to, continue a vacation program for the benefit of the Transferred Employees through at least the end of the calendar year in which the Closing occurs that is at least as favorable as the vacation program of the Company in effect immediately prior to the Closing Date. The GE Parties shall have no obligation or liability to pay or provide any vacation payments claimed on or after the Closing Date.

          (k)     List of Non-U.S. Employees On Leave. (i) By July 20, 2002, the GE Parties shall provide the Acquiror with a list that sets forth the individuals who are on the type of leave described in Section 3.15(a) (iv) and (v) and who are employees of RMS, the Company or any of its Subsidiaries or employees of GE or any of its Subsidiaries, who are assigned full-time to the Company, and who are located outside of the United States.

(ii) If the aggregate number of individuals listed by the GE Parties pursuant to clause (i) of this Section l(k) is more than 24 with respect to the type of leave described in Section 3.15(a)(iv) or more than 10 with respect to the type of leave described in Section 3.15(a)(v), the GE Parties shall reimburse the Acquiror or its Affiliates for any severance costs incurred by Acquiror or its Affiliates during the one-year period following the Closing Date, as a result of the existence of such excess employees.

          SECTION 2. (a) Retirement Plans. As of the Closing Date, the Transferred Employees shall cease to accrue benefits, if any, under the GE Pension Plan (the “GEPP”), the GE Savings and Security Program (the “GES&SP”), the GE Excess Benefit Plan and the GE Supplementary Pension Plan, and the Company and its participating Subsidiaries shall cease to be participating employers in such plans. Effective as of the Closing Date, the GE Parties or the Company, as the case may be, shall take all necessary action, if any, to (i) effect such cessation of participation, (ii) cause the Transferred Employees’ regular pensions, if any, under the GEPP and their account balances, if any, under the GES&SP to become fully vested as of the Closing Date and (iii) cause each eligible Transferred Employee with at least 10 years of qualified service to vest in his accrued benefits, if any, under the GE Supplementary Pension Plan as of the

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Closing Date. No assets or liabilities with respect to the GEPP and the GES&SP shall be transferred as a result of this Agreement. The GE Parties shall pay directly to the Transferred Employees (including their surviving spouses and beneficiaries) any vested benefits to which they are entitled under the GE Excess Benefit Plan, the GE Supplementary Pension Plan and any similar plan. On the Closing Date, the Acquiror shall pay the GE Parties the accrued liability up to $3.3 million for such amounts to the Closing Date. After the Closing Date, the Acquiror shall, and shall cause its Affiliates to, cooperate with the GE Parties to provide such current information regarding the Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under the GEPP or any other applicable Employee Plan that continues to be maintained by the GE Parties or their Affiliates.

          (b)     COBRA. The GE Parties shall be solely responsible for claims relating to the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) with respect to Transferred Employees and their qualified COBRA beneficiaries that are incurred prior to the Closing Date. The Acquiror and its Affiliates shall be solely responsible for claims relating to COBRA coverage with respect to Transferred Employees and their qualified COBRA beneficiaries regardless of the date of the “qualifying event” that are incurred on or after the Closing Date.

          SECTION 3. Post-Transfer GE Health and Welfare Benefits. The GE Parties shall retain any obligations they may have to provide post-retirement welfare benefits in accordance with the terms of the GE Life, Disability and Medical Plan, as in effect from time to time, to all former employees of the Company and its Subsidiaries and their eligible dependents who are currently receiving such benefits. In addition, the GE Parties shall remain obligated to provide such coverage to all Transferred Employees and their eligible dependents who, as of the Closing Date, are participants in the plan and either (i) have completed twenty-five years of qualifying service with the Company or its Affiliates or predecessors, or (ii) have attained at least sixty years of age and have completed at least 10 years of such qualifying service, in either case upon such Transferred Employees’ election to participate in the GE Life, Disability and Medical Plan. Such participation shall be under circumstances and at the applicable contribution levels entitling them to become eligible to begin receiving such benefits pursuant to the terms of the GE Life, Disability and Medical Plan as in effect at such time.

          SECTION 4. Foreign Employees and Plans. (a) Foreign Employees. In the case of Transferred Employees who are assigned to operations outside of the United States, the Acquiror and its Affiliates shall, in addition to meeting the requirements of Section 1(a), comply with any applicable foreign Law or practices governing the terms and conditions of their employment or severance of employment. In addition, the Acquiror expressly agrees to assume, or cause any Affiliate to assume or retain, as the case may be, the Company’s or any of its Affiliates’ obligations under any individual employment, termination, retention, severance or other similar contracts or agreements with such Transferred Employees and to perform all of the obligations as the employer under such contracts and agreements.

          (b)     Foreign Employee Benefit Plans. (i) For a period of at least one year following the Closing Date, the Acquiror agrees to establish or maintain for the benefit of the Transferred Employees referred to in Section 4(a) above, considered as a group, benefit plans

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with a value that is substantially comparable in the aggregate on a country-by-country basis, to the benefits provided to the Transferred Employees under the Foreign Plans.

(ii) If a Foreign Plan is maintained by the Company or one of its Subsidiaries solely for the benefit of the employees of the Company and its Subsidiaries, the Acquiror shall assume, or cause one of its Affiliates (including the Company or such Subsidiary) to assume, sponsorship over and all obligations with respect to such Foreign Plan.

(iii) If a Foreign Plan covers employees of the GE Parties or their Affiliates in addition to employees of the Company and its Subsidiaries and such Foreign Plan is not required by applicable Laws to be maintained by the Acquiror or one of its Affiliates, then the GE Parties shall retain or assume sponsorship of such Foreign Plan but with no obligation to give accruals under such Plan for Transferred Employees after the Closing Date.

(iv) If a Foreign Plan covers employees of the GE Parties or their Affiliates in addition to employees of the Company and its Subsidiaries and such Foreign Plan is required by applicable Law to be maintained by the Acquiror or its Affiliates, the Acquiror shall or shall cause one of its Affiliates (including the Company or such Subsidiary) to maintain such Foreign Plan for the Transferred Employees and the GE Parties agree that where an asset transfer is required by applicable Law, such assets shall be transferred to the extent so required, based upon generally accepted country and plan specific actuarial assumptions and methods reasonably agreed by the GE Parties and the Acquiror.

(v) In the event that any provision of this Exhibit B is not permissible under any foreign Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

(vi) In addition to the other requirements of this Section 4, Transferred Employees referred to in Section 4(a) above shall be credited with service consistent with the principles set forth in Section 1(g) above.

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SCHEDULE A TO EXHIBIT B
EMPLOYEE MATTERS

1.	Retention Letter dated April 2002 with B. Hunter.

2.	Retention Letter dated April 2002 with J. Charhon.

3.	Retention Letter dated April 2002 with M. Humenik.

4.	Retention Letter dated April 2002 with J. Macioce.

5.	Retention Letter dated April 2002 with M. Edwards.

6.	Retention Letter dated April 2002 with S. Scala.

7.	Retention Letter dated April 2002 with A. Tsolakis.

8.	Retention Letter dated April 2002 with J. McCroskey.

9.	Retention Letter dated May 2002 with H. Seegers.

10.	Retention Letter dated May 2002 with N. Matro.

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